UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BILL BARRETT CORPORATION

(Name of the Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

Not applicable

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held May 13, 2010

The 2010 annual meeting of stockholders of Bill Barrett Corporation will be held on May 13, 2010 at 9:30 a.m. (Denver time) at The Ritz-Carlton Denver, Ballroom, 1881 Curtis Street, Denver, Colorado 80202, for the following purposes:

1.	To elect one Class II director and three Class III directors to our Board of Directors to hold office until the annual meetings of stockholders to be held in the years 2012 and 2013, respectively, and thereafter until their successors are duly elected and qualified;

2.	To consider a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010;

3.	To consider a proposal to amend and restate our certificate of incorporation to provide for the annual election of all directors; and

4.	To consider a proposal from a stockholder requesting that the Board of Directors take the steps necessary so that each stockholder voting requirement in our certificate of incorporation and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in compliance with applicable law.

Only the stockholders of record as shown on our transfer books at the close of business on March 15, 2010 are entitled to notice of, and to vote at, the stockholders meeting and any adjournment or postponement of the meeting.

Our proxy statement is attached. Financial and other information concerning us is contained in our Annual Report on Form 10-K for the year ended December 31, 2009. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2009 Annual Report on Form 10-K are available at our website at www.billbarrettcorp.com/annualreports.html. In addition, and in accordance with SEC rules, you may access our proxy statement at https://materials.proxyvote.com/06846N, which does not have “cookies” that identify visitors to the site.

Your vote is important. Regardless of whether you expect to attend the meeting in person, please vote your shares via the Internet at www.voteproxy.com/bbg, in accordance with the instructions provided on the website, by calling our toll-free number, or by completing, dating, signing and returning promptly the enclosed proxy card in the accompanying envelope (which requires no postage if mailed in the United States) in accordance with the instructions on the proxy card. You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person at the stockholders meeting, that the proxy be returned to you.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE STOCKHOLDERS MEETING.

By the Board of Directors

Francis B. Barron
Secretary

Denver, Colorado

April [    ], 2010

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held May 13, 2010

This proxy statement is provided in connection with the solicitation of proxies on behalf of the Board of Directors of Bill Barrett Corporation, a Delaware corporation, to be voted at our annual meeting of stockholders to be held at 9:30 a.m. (Denver time) on May 13, 2010 at The Ritz-Carlton Denver, Ballroom, 1881 Curtis Street, Denver, Colorado 80202, or at any adjournment or postponement of the meeting. We anticipate that this proxy statement and the accompanying proxy card will be first mailed or given to stockholders on or about April [    ], 2010.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 13, 2010. This proxy statement is available at https://materials.proxyvote.com/06846N.

ABOUT THE MEETING

What is the purpose of the meeting?

The purpose of the meeting is:

•

To elect one Class II director and three Class III directors to our Board of Directors to hold office until the annual meetings of stockholders to be held in the years 2012 and 2013, respectively, and thereafter until their successors are duly elected and qualified;

•	To consider a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010;

•	To consider a proposal to amend and restate our certificate of incorporation to provide for the annual election of all directors; and

•

To consider a proposal from a stockholder requesting that the Board of Directors take the steps necessary so that each stockholder voting requirement in our certificate of incorporation and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in compliance with applicable law.

Am I entitled to vote at the meeting?

Only stockholders of record on March 15, 2010, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. As of the close of business on March 15, 2010, there were 45,899,830 outstanding shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

What are my voting rights as a stockholder?

Stockholders are entitled to one vote for each share of our common stock that they own as of the record date. Stockholders may not cumulate their votes in the election of directors.

How do I vote?

Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described below) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted in accordance with the recommendation of our Board.

You may vote by proxy in three ways:

•

By Internet: Visit the website http://www.voteproxy.com/bbg and follow the on-screen instructions. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., Eastern Daylight Time, on May 12, 2010.

•

By Telephone: Call toll-free 1-866-540-5760. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week, until 11:59 p.m., Eastern Daylight Time, on May 12, 2010.

•

By Mail: Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to Bill Barrett Corporation, c/o The Bank of New York Mellon Corporation, Proxy Processing, P.O. Box 3550, South Hackensack, NJ 07606-9250.

IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

Can I change my vote?

Yes. A stockholder may revoke or change a proxy before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy, or by attending the meeting and voting in person. Stockholders who vote by the Internet or by telephone may change their votes by re-voting by telephone or the Internet within the time periods listed above. A stockholder’s last timely vote, whether via the Internet, by telephone or by mail, is the one that will be counted.

What constitutes a quorum?

Stockholders representing a majority of all the shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on March 15, 2010, the record date for the meeting, there were 45,899,830 shares of our common stock outstanding.

What are your Board’s recommendations?

Our Board recommends a vote:

•	“FOR” each of the one nominee for election as a Class II director and the three nominees for election as Class III directors;

•	“FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010;

•	“FOR” the proposal to amend and restate our certificate of incorporation to provide for the annual election of all directors; and

•

“AGAINST” the proposal from a stockholder requesting that the Board of Directors take the steps necessary so that each stockholder voting requirement in our certificate of incorporation and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in compliance with applicable law.

If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

What vote is required to approve each proposal?

The affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. As a result, the one nominee for election as a Class II director and the three nominees for election as Class III directors who receive the greatest number of votes will be elected directors. Withheld votes and abstentions will have no effect on the outcome of the election.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010 requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the ratification.

Approval of the proposal to amend and restate our certificate of incorporation to provide for the annual election of all directors requires the affirmative vote of the holders of 80% of all outstanding shares of common stock. Abstentions and broker non-votes will not count as votes in favor of the proposed amendment and restatement and accordingly will have the effect of votes against the proposal.

Approval of the stockholder proposal requesting that the Board of Directors take the steps necessary so that each stockholder voting requirement in our certificate of incorporation and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in compliance with applicable law requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the proposal.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted “FOR” the election of the nominees for director, “FOR” ratification of the appointment of Deloitte & Touche LLP, “FOR” the proposal to amend and restate our certificate of incorporation to provide for the annual election of all directors, and “AGAINST” the stockholder proposal to change stockholder voting requirements described in this proxy statement. Votes at the annual meeting of stockholders are counted by the Inspector of Election appointed by the chairman of the meeting.

Other Information

A copy of our annual report for the year ended December 31, 2009 accompanies this proxy statement. None of the information contained in our annual report is proxy solicitation material.

The solicitation of proxies is to be made principally by mail. Following the original solicitation, however, further solicitations may be made by telephone or oral communication with stockholders. Our officers, directors, and employees may solicit proxies, but without compensation for that solicitation other than their regular compensation as our employees. Arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in forwarding such solicitation materials. All expenses involved in preparing, assembling, and mailing this proxy statement and the enclosed material will be paid by us.

Unless the context indicates otherwise, the terms “us,” “we,” or the “Company” will be used in the proxy statement to include Bill Barrett Corporation and all of its subsidiaries that existed during the period of reference.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation currently provides that our Board of Directors is divided into three classes, designated Class I, Class II, and Class III. Directors from each class are elected once every three years for a three-year term and thereafter until their successors are duly elected and qualified. If Proposal No. 3 below is approved, directors or their successors whose terms expire will thereafter be elected to one year terms. Fredrick J. Barrett, Jim W. Mogg, and Michael E. Wiley currently serve as the Class I directors until the annual meeting to be held in 2011; James M. Fitzgibbons and Randy I. Stein currently serve as the Class II directors until the annual meeting to be held in 2012; and Randy A. Foutch, Joseph N. Jaggers, and Edmund P. Segner, III currently serve as the Class III directors until the annual meeting to be held on May 13, 2010.

On behalf of the Board of Directors, the Nominating and Corporate Governance Committee of the Board of Directors nominated William F. Owens for election to the Board of Directors as a Class II director and Randy A. Foutch, Joseph N. Jaggers, and Edmund P. Segner, III for election to the Board as Class III directors. The Board of Directors recommends that William F. Owens be elected to the Board of Directors to serve as a Class II director, to hold office until the 2012 annual meeting of stockholders, and that each of Randy A. Foutch, Joseph N. Jaggers, and Edmund P. Segner, III be re-elected to the Board of Directors to serve as the Class III directors, to hold office until the 2013 annual meeting of stockholders, and thereafter until each of their successors is elected and qualified or his earlier resignation or removal. Biographical information concerning these nominees and our other directors and executive officers is set forth below under “Directors and Executive Officers.”

Assuming the presence of a quorum, the affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each stockholder is entitled to one vote for each share of common stock held in the stockholder’s name on each matter. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote the shares represented by that proxy for William F. Owens as a Class II director and each of Randy A. Foutch, Joseph N. Jaggers, and Edmund P. Segner, III as the Class III directors. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum.

Each of the nominees named above has consented to be named in this proxy statement as a nominee for director and to serve on the Board of Directors if elected. It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person or persons as the Board of Directors or Nominating and Corporate Governance Committee may recommend.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF WILLIAM F. OWENS AS A CLASS II DIRECTOR AND EACH OF RANDY A. FOUTCH, JOSEPH N. JAGGERS, AND EDMUND P. SEGNER, III AS THE CLASS III DIRECTORS.

Directors And Executive Officers

The following table sets forth, as of March 15, 2010, the names of our directors, our nominee for director, and our executive officers, their respective positions and ages, and the year in which each director was initially elected as a director. Each director has been elected to serve for a three-year term until the corresponding annual meeting of stockholders and thereafter until his successor is duly elected and qualified or until his earlier resignation or removal. As a result, approximately one-third of the director positions will be elected at each annual meeting of stockholders. If Proposal No. 3 below is approved, directors or their successors whose terms expire will thereafter be elected to one year terms. Additional information concerning each of these individuals, including the experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a director, follows the table.

Name	Age	Position	Year First Elected As Director
Fredrick J. Barrett (1)	49	Chief Executive Officer and Chairman	2002
Joseph N. Jaggers	56	Chief Operating Officer, President, and Director	2006
Robert W. Howard	55	Chief Financial Officer and Treasurer	—
Francis B. Barron	47	Executive Vice President—General Counsel and Secretary	—
R. Scot Woodall	48	Executive Vice President—Operations	—
Terry R. Barrett (1)	50	Senior Vice President—Exploration	—
William M. Crawford	42	Vice President—Finance	—
Kevin M. Finnegan	50	Vice President—Information Systems	—
Lynn Boone Henry	49	Senior Vice President—Planning and Reserves	—
David R. Macosko	48	Senior Vice President—Accounting	—
Kurt M. Reinecke	51	Executive Vice President—Exploration	—
Wilfred R. Roux	52	Senior Vice President—Geophysics	—
Huntington T. Walker	54	Senior Vice President—Land	—
Duane J. Zavadil	50	Senior Vice President—Government and Regulatory Affairs	—
James M. Fitzgibbons (3)(4)	75	Director	2004
Randy A. Foutch (2)(3)	58	Director	2006
Jim W. Mogg (2)(4)	61	Director	2007
William F. Owens	59	Nominee for Director	—
Edmund P. Segner, III (3)(4)	56	Director	2009
Randy I. Stein (2)(3)	56	Director	2004
Michael E. Wiley (2)(4)	59	Director	2005

(1)	Fredrick J. Barrett is the brother of Terry R. Barrett.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Compensation Committee.

Officers

Fredrick J. Barrett. Mr. Barrett has served as Chief Executive Officer and Chairman of the Board since March 2006, as a director since the Company’s inception in 2002, and as President from January 2002 until July 2006. Mr. Barrett served as Chief Operating Officer of the Company from June 2005 through February 2006. Mr. Barrett served as senior geologist of Barrett Resources Corporation, a publicly traded exploration and production company (“Barrett Resources”), and its successor, The Williams Companies, in the Rocky Mountain Region from 1997 through 2001, and as a geologist from 1989 to 1996. From 1987 to 1989, Mr. Barrett was a partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a project and field geologist for Barrett Resources. Mr. Barrett’s education, training and experience as a geologist enable him to bring valuable insights to the Board of Directors, including through his understanding of the geology of oil and gas producing areas in the Rocky

Mountain region in which we operate and the ability to assist us in prioritizing exploration opportunities. In addition, his prior experience as our Chief Operating Officer provides the Board of Directors with insights and direct knowledge of the operation of our development areas.

Joseph N. Jaggers. Mr. Jaggers has served as Chief Operating Officer and President since July 2006, and as a director since December 2006. From April 2006 to June 2006, Mr. Jaggers served as Chief Operating Officer of Terralliance Technologies, Inc., a private oil and gas exploration and production company. He was Regional Vice President, Exploration and Production, for The Williams Companies from August 2001 to April 2006. Previously, Mr. Jaggers served as Chief Operating Officer and President at Barrett Resources from 2000 until its sale to The Williams Companies in August 2001. From 1981 through 2000, Mr. Jaggers worked for Amoco and BP Plc in various domestic and international operational assignments. From 2006 through 2007, Mr. Jaggers served as a director of Milagro Exploration, a privately held oil and gas company, and Mr. Jaggers served as a director of Mission Resources from November 2003 until Mission’s sale in July 2005. Mr. Jaggers’ education, training and experience as an engineer and senior operations officer enable him to bring valuable insights to the Board of Directors through his understanding of the operations and petroleum reserves of oil and gas properties in the Rocky Mountain region as well as other areas. In addition, his experience in the acquisition and disposition of oil and gas assets provides the Board of Directors with insights and direct knowledge of this area of our business.

Robert W. Howard. Mr. Howard has served as our Chief Financial Officer and Treasurer since March 30, 2007. He served as Chief Financial Officer for Quantum Resources, a private oil and gas company headquartered in Denver, from May 2006 until March 2007. Previously, Mr. Howard served from January 2002 through May 2006 in various executive positions for the Company, including Executive Vice President—Finance and Investor Relations and Treasurer from February 2003 until May 2006 and as Chief Financial Officer from our inception in January 2002 until February 2003. From August 2001 until December 2001, Mr. Howard served as Vice President—Finance and Administration and a director of AEC Oil & Gas (USA) Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was merged into PanCanadian Energy Corporation and then renamed EnCana Corporation. From 1984 through its sale in 2001, Mr. Howard served in various positions at Barrett Resources, including as Senior Vice President—Investor Relations and Corporate Development and Senior Vice President Accounting and Finance and Treasurer.

Francis B. Barron. Mr. Barron has served as our Executive Vice President—General Counsel and Secretary since February 2009 and as Secretary since March 2004. He served as our Senior Vice President—General Counsel from March 2004 until February 2009. He served as the Company’s Chief Financial Officer from November 2006 until March 2007. Mr. Barron was a partner at the Denver, Colorado office of Patton Boggs LLP from February 1999 until February 2004, practicing corporate, securities and general business law. Prior to February 1999, Mr. Barron was a partner at Bearman Talesnick & Clowdus Professional Corporation, a Denver law firm. Mr. Barron’s clients included publicly- traded and private oil and gas companies, including the Company and Barrett Resources.

R. Scot Woodall. Mr. Woodall has served as our Executive Vice President—Operations since February 2010 and previously served as our Senior Vice President—Operations from April 2007 until February 2010. Mr. Woodall previously served as Senior Vice President—Western US for Forest Oil Corporation from 2004 to April 2007 and as Drilling and Production Manager for Forest Oil Corporation from 2000 until 2004.

Terry R. Barrett. Mr. Barrett has served as our Senior Vice President—Exploration since February 2010 and previously served as our Senior Vice President—Rockies Exploration from February 2009 until February 2010. He served as Senior Vice President—Exploration, Northern Division from March 2006 through February 2009 and previously served as Vice President—Exploration, Northern Division from our inception in January 2002 through February 2006. From 1989 to 2001, Mr. Barrett served as Senior Geologist or Project Geologist in numerous Rocky Mountain basins for Barrett Resources, and its successor, The Williams Companies. From 1987 to 1989, Mr. Barrett was a general partner in Terred Oil Company, a private oil and gas partnership providing geologic services for the Rocky Mountain Region. From 1983 to 1987, Mr. Barrett worked as a contract project and field geologist for Barrett Resources.

William M. Crawford. Mr. Crawford has served as our Vice President—Finance since February 2009. He previously served as Director—Finance, financial analyst and in other functions in the finance department since joining the Company in 2004. From 1994 through 2003, Mr. Crawford held various domestic and international positions in accounting and finance with several subsidiaries of Schlumberger Limited, a U.S. and international oilfield services company.

Kevin Finnegan. Mr. Finnegan has served as our Vice President—Information Systems since March 2006. He previously served as our Director of Information Systems from July 2002 through February 2006. Mr. Finnegan served as IT Project Manager and IT Network Manager for AT&T Wireless Services Corporation from September 1996 until July 2002, and previously served as the IT Network and Telecommunications Administrator for Barrett Resources and as Electronic System—Test Engineer and Technician for Martin Marietta Corporation.

Lynn Boone Henry. Ms. Henry has served as our Senior Vice President—Planning and Reserves since February 2009. She served as Vice President—Reservoir Engineering from January 2005 until February 2009. From October 2003 until January 2005, Ms. Henry served as our Reservoir Engineering Manager. From January 2003 until October 2003, Ms. Henry served as the Senior Reservoir Engineer for our Wind River Basin team. From January 2002 until joining the Company in January 2003, Ms. Henry was an independent consultant on reservoir engineering projects for various Rocky Mountain exploration and production companies. From 1998 until 2002, Ms. Henry served as a Reserves Manager and Project Manager for Cody Energy, LLC in Denver.

David R. Macosko. Mr. Macosko has served as our Senior Vice President—Accounting since February 2010 and previously served as our Vice President—Accounting from May 2006 until February 2010. Mr. Macosko has served as our Controller since June 2005 and previously served as Manager—Operations Accounting from 2003 until May 2005. Prior to joining the Company, Mr. Macosko served in various accounting capacities at other oil and gas companies.

Kurt M. Reinecke. Mr. Reinecke has served as our Executive Vice President—Exploration since February 2009. He served as our Senior Vice President—Exploration, Southern Division from March 2006 until February 2009 and previously served as Vice President—Exploration, Southern Division from our inception in January 2002 through February 2006. From 1985 to 2001, Mr. Reinecke served as a Senior Exploration Geologist or Operations Geologist in numerous Rocky Mountain and Mid-Continent basins for Barrett Resources.

Wilfred R. (Roy) Roux. Mr. Roux has served as our Senior Vice President—Geophysics since March 2006 and previously served as Vice President—Geophysics from February 2002 through February 2006. Prior to joining the Company, Mr. Roux was employed by Barrett Resources and The Williams Companies from July 1995 until January 2002, including as Senior Geoscientist and Senior Geophysicist.

Huntington (Hunt) T. Walker. Mr. Walker has served as our Senior Vice President—Land since March 2006 and previously served as Vice President—Land from our inception in January 2002 through February 2006. From June 1981 through December 2001, Mr. Walker was self employed in the oil and gas industry as an independent landman performing consulting work for various clients, including Barrett Resources, and investing in oil and gas properties for his own account. From May 1979 through June 1981, Mr. Walker was employed by Hunt Energy Corporation in its Denver office.

Duane J. Zavadil. Mr. Zavadil has served as our Senior Vice President—Government and Regulatory Affairs since February 2009. He served as our Vice President—Government and Regulatory Affairs from January 2005 until February 2009. From the time that he joined the Company in July 2002 until January 2005,

Mr. Zavadil served as Bill Barrett’s Government and Regulatory Affairs Manager. From 1994 until July 2002, Mr. Zavadil served as the Environmental, Health and Safety Manager with Barrett Resources Corporation and its successor, The Williams Companies. Mr. Zavadil was a consultant providing environmental and regulatory services to the oil and gas industry from 1984 through 1994.

Outside Directors

James M. Fitzgibbons. Mr. Fitzgibbons has served as a director since July 2004. Mr. Fitzgibbons also has served as a Director/Trustee of Dreyfus Laurel Funds, a series of mutual funds, since 1994. From January 1998 until 2001, Mr. Fitzgibbons served as Chairman of the Board of Davidson Cotton Company. From July 1987 until October 1992 and from January 1994 until its sale in 2001, Mr. Fitzgibbons served as a director of Barrett Resources. From October 1990 through December 1997, Mr. Fitzgibbons was Chairman of the Board and Chief Executive Officer of Fieldcrest Cannon, Inc., a publicly traded diversified textile company. As a result of Mr. Fitzgibbons’ service as chief executive officer and a director on many public company boards of directors, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of businesses. Mr. Fitzgibbons also brings financial expertise to the Board, including through his service as a director/trustee and member of the audit committee of Dreyfus Laurel Funds.

Randy A. Foutch. Mr. Foutch has served as a director since July 2006. Since March 2007, Mr. Foutch has been serving as a director of Helmerich & Payne, a publicly traded contract drilling company. In 2007, Mr. Foutch founded Laredo Petroleum, a Mid-Continent focused exploration and production company, where he serves as Chairman and Chief Executive Officer. He also founded Latigo Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until its sale to Pogo Producing Company in May 2006. In 1996, Mr. Foutch founded Lariat Petroleum, Inc. and served as its President until January 2001, when it was sold to Newfield Exploration, Inc. Prior to founding Colt Resources in 1991, Mr. Foutch was Rocky Mountain Regional Manager for Anschutz Company and Vice President of Exploration for Dyco Petroleum. Mr. Foutch also serves on several nonprofit and private industry boards. As a result of Mr. Foutch’s service as chief executive officer and in other executive positions and as a director of many oil and gas exploration and development companies, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of exploration and productions companies. Mr. Foutch also brings financial expertise to the Board, including through his experience in obtaining financing for startup oil and gas companies.

Jim W. Mogg. Mr. Mogg has served as a director since May 2007. Mr. Mogg also has served as a director for ONEOK, a publicly traded diversified energy and natural gas distribution company, since July 2007 and ONEOK Partners, a master limited partnership that operates gathering, processing, natural gas liquids pipelines and fractionation, since August 2009. Since July 2008, Mr. Mogg has served as a director and non-executive Chairman of First Wind Holdings Inc., a wind energy company currently in registration. From 2005 until 2007, Mr. Mogg served as Chairman of DCP Midstream Partners, a publicly traded midstream master limited partnership. From 2004 through 2006, Mr. Mogg was Group Vice President and Chief Development Officer for Duke Energy Corporation. From 2000 through 2003, Mr. Mogg was Chairman, President, and CEO of Duke Energy Field Services and, as a member of the board of directors of and Vice Chairman/Chairman of TEPPCO Partners, L.P., a publicly traded master limited partnership that owns and operates pipelines. Previously, Mr. Mogg held various executive and senior management positions at Duke Energy and Pan Energy over a 27-year period. Mr. Mogg has also served on several nonprofit and industry boards, including as a past President of the Gas Processors Association. As a result of Mr. Mogg’s service as chief executive officer and in other executive positions and as a director of many natural gas distribution and pipeline companies, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of these types of businesses which are important to our ability to market and transport our natural gas production. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal financial officers, his involvement in financing transactions, and his service on the audit committees of other companies.

Edmund P. Segner, III. Mr. Segner has served as a director since August 2009. Mr. Segner currently is a professor in the practice of engineering management in the Department of Civil and Environmental Engineering at Rice University in Houston, Texas, a position he has held since July 2006 and full time since July 2007. In 2008, Mr. Segner retired from EOG Resources, Inc. (EOG), a publicly traded independent oil and gas exploration and production company. Among the positions he held at EOG was President, Chief of Staff, and Director from 1999 to 2007. From March 2003 through June 2007, he also served as the principal financial officer of EOG. Mr. Segner is a certified public accountant. He currently serves as a member of the board or as a trustee for several non-profit organizations as well as being a director of Exterran Partners, L.P., a master limited partnership that provides natural gas contract operations services, since May 2009 and a director for Seahawk Drilling, Inc., an offshore oil and natural gas drilling company, since August 2009. Mr. Segner’s service as president, principal financial officer and a director of a publicly traded oil and gas exploration and development company provides our Board of Directors with a strong operational, financial, accounting and strategic background and provides valuable business, leadership and management experience and insights into many aspects of the operations of exploration and productions companies. Mr. Segner also brings financial and accounting expertise to the Board, including through his experience in financing transactions for oil and gas companies, his background as a certified public accountant, his service as a principal financial officer, his supervision of principal financial officers and principal accounting officers, and his service on the audit committees of other companies.

Randy I. Stein. Mr. Stein has served as a director and the chair of our Audit Committee since July 2004. Mr. Stein is a self-employed tax, accounting, and general business consultant. Since January 2005, Mr. Stein has served as a director and chairman of the audit committee of Denbury Resources Inc., a publicly traded exploration and production company. From 2001 through 2005, Mr. Stein served as a director of Koala Corporation, a publicly traded company engaged in the design, production, and marketing of family convenience products, where he served on the audit and compensation committees. From July 2000 until its sale in June 2004, Mr. Stein was a director and chair of the audit committee of Westport Resources Corporation, a publicly traded exploration and production company. He was also a principal at PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, from November 1986 to June 2000. Mr. Stein’s background in public accounting and tax services, focused on oil and gas companies, provides our Board of Directors with strong financial and accounting leadership and insights into many aspects of the financial reporting and tax issues facing exploration and production companies. Mr. Stein brings additional financial, accounting and tax expertise to the Board through his background as a vice president of taxation of publicly traded oil and gas company, and his service on the audit committees, including as chair, of other publicly traded oil and gas exploration and development companies.

Michael E. Wiley. Mr. Wiley has served as a director since January 2005. Since 2005, Mr. Wiley has served as a director of Tesoro Corporation, a publicly traded independent oil refiner and marketer, and, since 2004, as a director of Post Oak Bank, NA, a privately held bank. Since 2007, Mr. Wiley has served as a Trustee of Fidelity Funds, equity and high income mutual funds. Mr. Wiley served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, a publicly traded oilfield services company, from August 2000 until October 2004. He also served as President of Baker Hughes Incorporated from August 2000 to February 2004. From 2001 until its sale in 2005, Mr. Wiley served as a director of Spinnaker Exploration Company, a publicly traded exploration and production company. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, a publicly traded integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President, and Chief Executive Officer of Vastar Resources, Inc., a publicly traded exploration and production company. As a result of Mr. Wiley’s service as chief executive officer, chief operating officer and in other executive positions and as a director of an oilfield services company and an integrated energy company, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of these types of businesses which are important to our business. Mr. Wiley also brings financial expertise to the Board, including through his service as a trustee of Fidelity Funds, his involvement in financing transactions in his executive officer roles, and his supervision of principal financial officers.

Nominee for Director

William F. Owens. Mr. Owens served as Governor of Colorado from 1999 to 2007, as Colorado State Treasurer from 1995 to 1999, and, prior to that, as a member of the Colorado State Senate and the Colorado State House of Representatives. Before his public service, Mr. Owens was on the consulting staff at Touche Ross & Co. (now Deloitte & Touche, LLP) and served as Executive Director of the Colorado Petroleum Association, which represented more than 400 energy firms doing business in the Rocky Mountains region. Currently, he is a Managing Director of Front Range Resources, a Denver-based land and water development firm. He also currently is a Senior Advisor for PCL Construction Enterprises, Inc. He currently serves as a director of Key Energy Services, Inc., a publicly traded oilfield services company, Vision Logistics, a privately held company operating in the oilfield transportation sector, Keating Capital, Inc., which makes equity investments in private companies, and FESCO Transport Group, an integrated transportation company in the Russian Federation that is listed on the Russian Trading System. Mr. Owens served as a director of Highland Acquisition Corp., a publicly traded blank check company formed for the purpose of acquiring an operating business, from May 2007 until October 2009. Mr. Owens’ background as the Governor of Colorado and as the executive director of an energy trade group provide valuable leadership, management and regulatory experience and insights into the issues we face and that are important to our ability to operate as an oil and gas production company in the current regulatory environment. Mr. Owens also brings financial expertise to the Board, including through his service on the audit committees of other public companies and his previous service as the Treasurer of the State of Colorado.

Beneficial Owners Of Securities

The following table and footnotes show information as of March 1, 2010, except as otherwise noted, regarding the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each member of our Board of Directors, each nominee for director, and each of our named executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202.

In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we have assumed that all shares issuable upon exercise of options or the vesting of restricted shares on or prior to April 30, 2010 are beneficially owned by that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other persons.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned (1)
5% Stockholders:
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	4,771,666	(2)	10.4%

State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, IL 61710	4,374,499	(3)	9.5%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,033,518	(4)	8.8%

Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	2,819,562	(5)	6.1%

Named Executive Officers, Directors, and Nominee for Director:
Fredrick J. Barrett	559,395	(6)	*
Francis B. Barron	161,846	(7)	*
James M. Fitzgibbons	63,639	(8)	*
Randy A. Foutch	33,601	(9)	*
Robert W. Howard	305,468	(10)	*
Joseph N. Jaggers	370,247	(11)	*
Jim W. Mogg	22,674	(12)	*
William F. Owens	-0-		*
Edmund P. Segner, III	1,000		*
Randy I. Stein	35,500	(8)	*
Michael E. Wiley	42,664	(8)	*
R. Scot Woodall	86,032	(13)	*
All executive officers and directors as a group (20 persons)	2,563,778 through	(7) (14)	5.5%

*	Less than 1%
(1)	Based on an aggregate of 45,899,830 shares of common stock issued and outstanding as of March 15, 2010.
(2)	Based solely on information as of December 31, 2009 included in a Schedule 13G/A filed with the SEC on February 12, 2010.
(3)	Based solely on information as of December 31, 2009 included in a Schedule 13G/A filed with the SEC on February 2, 2010.
(4)	Based solely on information as of December 31, 2009 included in a Schedule 13G filed with the SEC on January 29, 2010.
(5)	Based solely on information as of December 31, 2009 included in a Schedule 13G filed with the SEC on February 16, 2010.
(5)	Based solely on information as of December 31, 2009 included in a Schedule 13G/A filed with the SEC on February 13, 2009.
(6)	Includes 256,891 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 30, 2010 and 917 shares in Mr. Barrett’s Company 401(k) account.
(7)	Includes 90,247 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 30, 2010, 878 shares held by Mr. Barron as custodian for his minor children, and 913 shares in Mr. Barron’s Company 401(k) account.

(8)	Includes 35,000 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 30, 2010.
(9)	Includes 22,500 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 30, 2010.
(10)	Includes 112,225 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 30, 2010, 154,538 shares held by a trust for which Mr. Howard serves as a trustee, and 869 shares in Mr. Howard’s Company 401(k) account.
(11)	Includes 257,475 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 30, 2010 and 697 shares in Mr. Jaggers’ Company 401(k) account.
(12)	Includes 12,500 shares of common stock issuable upon exercise of options that have vested or will vest on or before April 30, 2010.
(13)	Includes 40,670 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 30, 2010 and 685 shares in Mr. Woodall’s Company 401(k) account.
(14)	Includes 1,671,561 shares of common stock issuable upon exercise of options that have vested or that will vest on or before April 30, 2010 for all directors and executive officers as a group.

CORPORATE GOVERNANCE

Set forth below in question and answer format is a discussion about our corporate governance policies and practices and other matters relating to our Board of Directors and its committees.

General

Have you adopted corporate governance guidelines?

Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of our chief executive officer, management succession, and performance evaluations of our Board.

Have you adopted a code of business conduct and ethics?

Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers, and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer, and controller or chief accounting officer.

How can I view or obtain copies of your corporate governance materials?

Current copies of the guidelines and codes mentioned above, as well as the charters for each standing committee of our Board and our bylaws, are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com, then to the “Investor Relations” tab and then to the “Corporate Governance” tab. We also will provide stockholders with a free copy of these materials upon request. Requests may be made by mail, telephone, or via the Internet as follows:

Bill Barrett Corporation

Attention: Corporate Secretary

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

http://www.billbarrettcorp.com

Board of Directors

How many independent directors do you have? How do you determine whether a director is independent?

Our Board affirmatively determined that seven of the nine directors who served during fiscal year 2009 are “independent” as that term is defined by New York Stock Exchange (“NYSE”) rules. The six current directors who served during 2009 determined to be independent are Messrs. Fitzgibbons, Foutch, Mogg, Segner, Stein, and Wiley. In making the determination of whether directors were independent, the Board of Directors considered the directors’ relationships with us, including commercial relationships with and stock ownership by entities affiliated with the directors, including those reported below under “Interests of Management and Others in Certain Transactions”, and the specific provisions of the NYSE corporate governance standards that would make a director not independent. The purpose of this review was to determine whether any of these relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our Board affirmatively determined, based on its understanding of these transactions and relationships, that all of the directors nominated for election at the annual meeting are independent under the standards set forth by the NYSE.

How many times did your Board meet last year?

Our Board met in person or by telephone conference five times during 2009.

Did any of your directors attend fewer than 75% of the meetings of your Board and such director’s assigned committees during 2009?

No. All directors attended at least 75% of the meetings of our Board and assigned committees during 2009.

How many of your directors attended the 2009 annual meeting of stockholders?

All of our current directors attended and were introduced during our 2009 annual meeting of stockholders. We strongly encourage our directors to attend annual meetings, but we do not have a formal policy regarding attendance.

What is your Board leadership structure?

Our Board is headed by our Chairman of the Board. Currently, our Chairman is our Chief Executive Officer, Fredrick J. Barrett. As Chairman, Mr. Barrett presides over meetings of the full Board of Directors and prepares the agendas for these meetings. We also have a Lead Director, who is elected by the Board from among our non-management directors. Jim W. Mogg currently serves as our Lead Director. The duties of the Lead Director are as follows:

•	Preside at Board meetings in the absence of the Chairman.

•	Review Board meeting agendas and provide the Chairman with input on the agendas.

•	Recommend matters for consideration by the Board, including soliciting agenda items and issues from non-management directors for inclusion in the Board agenda.

•	Discuss with Chairman the structure, timing and length of Board meetings.

•	Set the agenda for and preside over executive sessions and other meetings of the non-management directors.

•	Communicate Board member feedback from the executive sessions and other meetings of the non-management directors to the Chief Executive Officer.

•	Call meetings of non-management directors.

•	Provide independent point of contact for stockholders who communicate with non-management directors.

•	Work with directors to promote participation in continuing education programs.

We believe our Board leadership structure is appropriate because the Chairman of the Board and Chief Executive Officer is able to prepare agendas that reflect the current needs of the Company due to his day to day management of the Company and also the strategic needs of the Company through his interaction with the Lead Director. The Lead Director is able to assist the full Board of Directors with oversight of management, strategic planning, and risk oversight and assessment through his interaction with the Chief Executive Officer, his collaboration with the Chief Executive Officer on Board meeting agendas, and his setting of agendas and presiding over executive sessions of the non-management directors.

Do your non-management directors and independent directors meet in executive session?

Yes, our non-management directors and independent directors meet separately at least quarterly, usually at each regularly scheduled meeting of our Board. Our corporate governance guidelines provide that the presiding director position for executive sessions shall be the Lead Director (a non-management director elected by the Board) and, if there is no Lead Director or the Lead Director is absent, the presiding director position will rotate among the Chairs of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

What is the Board’s role in risk oversight?

Our Board administers its risk oversight function directly and through its committees. The Board has regular discussions with management of our major risk exposures, their potential financial impact on the Company, and the steps we take to manage them. These discussions occur at least quarterly, usually during our regular meetings of the Board of Directors. The Board’s committees oversee risks associated with their respective areas of responsibility. For example, the Audit Committee administers risk oversight through its oversight of our internal audit function and interaction with internal audit staff, other management, and our outside auditors and petroleum engineers. The Compensation Committee administers risk oversight through its oversight of compensation practices and the Compensation Committee’s assessment of the potential impact of those practices on risk-taking. The Nominating and Corporate Governance Committee administers risk oversight through its oversight of our internal corporate governance process and our management succession plan.

How can interested parties communicate directly with your non-management directors?

Stockholders and other interested parties who are interested in communicating directly with the non-management directors may write to the non-management directors at the address for our corporate headquarters. Similarly, stockholders and other interested parties who would like to communicate directly with the entire Board of Directors may direct their questions or comments to the Board of Directors in care of the Corporate Secretary at our headquarters. Our Corporate Secretary will forward all correspondence to the Board of Directors. Executive officers of the Company may have access to these communications addressed to the Board of Directors except in instances in which the charters of a committee of the Board of Directors or the Company’s Code of Business Conduct and Ethics require anonymity.

How are your directors compensated?

See “Executive Compensation—Director Compensation” for information about our director compensation.

Committees

Does your Board have any standing committees?

Yes, our Board presently has the following standing committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nominating and Corporate Governance Committee.

Each of these committees is composed entirely of independent directors. From time to time, the Board may appoint other committees or subcommittees for specific purposes.

Has your Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?

Yes, our Board has adopted a charter for each of these committees. Current copies of the charters are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com, then to the “Investor Relations” tab and then to the “Corporate Governance” tab. We also will provide stockholders with a free copy of the charters upon request. See “Corporate Governance—General—How can I view or obtain copies of your corporate governance materials?” for more information about requesting copies from us.

Audit Committee

What does the Audit Committee do?

The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	The integrity of our financial statements;

•	Our independent public accounting firm’s qualifications and independence;

•	The performance of our internal audit function and independent public accountants; and

•	Our compliance with legal and regulatory requirements, including our internal controls.

The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual proxy statement. See “Audit Committee Report” below.

Who are the members of the Audit Committee?

The Audit Committee currently consists of James M. Fitzgibbons, Randy A. Foutch, Edmund P. Segner, III, and Randy I. Stein, with Mr. Stein serving as Chair.

Does the committee have an audit committee financial expert?

Yes, our Board has determined that each of Mr. Stein and Mr. Segner meets the qualifications of an “audit committee financial expert” as defined by SEC rules. Our Board has determined that all members of the Audit Committee are independent under the standards set forth by the NYSE.

How many times did the Audit Committee meet last year?

The Audit Committee held eight meetings in person or by telephone conference during 2009.

Compensation Committee

What does the Compensation Committee do?

The primary purposes of the Compensation Committee are:

•	Reviewing, evaluating, and approving the compensation of our executive officers and other key employees;

•	Reviewing and discussing our compensation disclosure and analysis with management and recommending its inclusion in our proxy statement; and

•	Producing a report on executive compensation each year for inclusion in our annual proxy statement.

The Compensation Committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

Who are the members of the Compensation Committee?

The Compensation Committee currently consists of James M. Fitzgibbons, Jim W. Mogg, Edmund P. Segner, III, and Michael E. Wiley, with Mr. Wiley serving as Chair.

How many times did the Compensation Committee meet last year?

The Compensation Committee held five meetings in person or by telephone conference during 2009.

What are the Compensation Committee’s processes and procedures for consideration and determination of executive compensation?

Executive compensation is reviewed at least annually by the Compensation Committee. With limited exceptions, the Compensation Committee makes all decisions regarding the compensation of our executive officers in February of each year. These decisions include adjustments to base salary, grants of cash bonuses, and grants of equity awards. See “Executive Compensation—Compensation Discussion and Analysis” for more information regarding the Compensation Committee’s processes and procedures for consideration and determination of executive compensation.

Nominating and Corporate Governance Committee

What does the Nominating and Corporate Governance Committee do?

The primary purposes of the Nominating and Corporate Governance Committee are:

•	Identifying, evaluating, and recommending qualified nominees to serve on our Board of Directors;

•	Developing and overseeing our internal corporate governance processes; and

•	Maintaining a management succession plan.

Who are the members of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee currently consists of Randy A. Foutch, Jim W. Mogg, Randy I. Stein, and Michael E. Wiley, with Mr. Mogg serving as Chair.

How many times did the committee meet last year?

The Nominating and Corporate Governance Committee held four meetings during 2009.

What guidelines does the Nominating and Corporate Governance Committee follow when considering a director nominee for a position on the Board?

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the Nominating and Corporate Governance Committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills, and experience in the context of the needs of our Board. The Nominating and Corporate Governance Committee also considers whether a prospective nominee has relevant business or financial experience or a specialized expertise and the diversity of the nominee and the Board as a whole.

Does the Nominating and Corporate Governance Committee consider candidates for the Board who are recommended by stockholders and, if so, what are the procedures for submitting such recommendations?

Yes, the Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Nominations from stockholders will be considered on the same basis as nominees from other sources. Any such suggestions, together with appropriate biographical information, should be submitted to the Chair of the Nominating and Corporate Governance Committee, c/o Francis B. Barron, Secretary, Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202. See below, “What is the process a stockholder must follow to nominate a director?” for the complete requirements for nominations.

What is the process a stockholder must follow to nominate a director?

Our bylaws (the “Bylaws”) provide that nominations for the election of directors may be made by or at the direction of the Board of Directors, which has directed the Nominating and Corporate Governance Committee to make nominations, or by any stockholder entitled to vote for the election of directors who has complied with the notice procedures of the Bylaws. To be considered, nominations by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice of nomination of directors by a stockholder must set forth the following information, which will be considered by the Nominating and Corporate Governance Committee in determining whether to nominate the candidate for consideration for election as a director:

•	The name, age, business address and, if known, residence address of each nominee proposed in the notice;

•	The principal occupation or employment of each such nominee for the five years preceding the date of the notice;

•	The number of shares of our stock that are beneficially owned by each nominee;

•	Any arrangement, affiliation, association, agreement, or other relationship of the nominee with any of our stockholders;

•	Any other information required by Regulation 14A under the Securities Exchange Act to be disclosed in solicitations for proxies for the election of nominees for director;

•	The nominee’s written consent to serve as a director if elected; and

•

As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of our shares that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee or nominees.

The chairman of any meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with this procedure and that the defective nomination will be disregarded.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

James M. Fitzgibbons

Jim W. Mogg

Edmund P. Segner, III

Michael E. Wiley, Chair

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. This discussion is intended to provide perspective and context for the compensation tables that follow. After the review, the Compensation Committee recommended the inclusion of this compensation discussion and analysis in this proxy statement. See “Compensation Committee Report” above.

Overview of Our Performance

Our financial and operational highlights for the year ended December 31, 2009 are summarized below:

•	We increased production by approximately 16% over 2008 while spending within cash flow.

•	We generated record cash flow of $459.6 million despite lower commodity prices and maintained financial flexibility due to a strong hedge position.

•	We successfully completed a senior note debt offering to diversify our capital structure and enhance liquidity, resulting in $588 million of liquidity at December 31, 2009.

•

Including the negative effects of pricing revisions, we added approximately 236 Bcfe in proved reserves to increase our proved reserves to 965 Bcfe at December 31, 2009, or approximately 18% from year-end 2008, and replaced approximately 264% of 2009 production.

•	We lowered drilling and completion costs in the Uinta and Piceance Basins, lowered lease operating expenses on a per unit of production basis, and lowered overall general and administrative expenses.

•	Our stock price increased 47% during 2009 compared to an increase of 83% for the Standard & Poors SmallCap 400—Energy index.

Compensation Philosophy and Objectives of Compensation Programs

Philosophy

Our Compensation Committee generally seeks to encourage growth in our oil and natural gas reserves, production, cash flow, and profitability while focusing on controlling costs and achieving attractive returns on capital in order to enhance long-term stockholder value. To achieve these objectives, we believe it is critical to create and maintain compensation opportunities that attract and retain committed, highly qualified personnel by providing appropriate rewards and incentives that align the interests of our employees with those of our stockholders. We pursue these objectives while stressing the safety of our employees, contractors and the public, and applying appropriate and environmentally conscious technological solutions to minimize disturbance to the areas in which we operate.

Elements of Compensation

To achieve our goals, we believe that the compensation of all employees, including executive officers, should include the following components:

•	A base salary that is competitive with compensation offered by other oil and natural gas exploration and production companies with which we compete for talent;

•

Annual incentive compensation in the form of cash bonuses to reward achievement of company-wide objectives, individual responsibility and productivity, high quality work and impact on our results, including company-wide performance and profitability;

•

Equity awards to reward performance, to provide incentive to increase stockholder value and thus total compensation, and as a retention device through time based vesting provisions (generally four years);

•	Case-specific compensation arrangements to accommodate individual circumstances or non-recurring situations as appropriate; and

•	Medical and retirement benefits competitive for our industry.

Allocation among these components varies to address specific needs with respect to individuals and circumstances. For example, additional long term incentives in the form of equity awards may be needed to attract candidates from other companies or to retain our employees. We also recognize that individual compensation should reflect experience and our performance and needs. We provide the opportunity for an individual’s total compensation to exceed industry averages based on outstanding performance through the use of both cash bonuses and equity awards. While we seek to differentiate the compensation of employees in order to reward superior performance and higher levels of responsibility, we also believe it is necessary when setting compensation for an individual employee to consider compensation of our employees in similar positions or at similar levels of management at our company and at competitors in order to retain qualified employees in the face of competition in the oil and gas industry and for good employee relations.

Performance Evaluations

In determining salary, bonus, and equity amounts, the Compensation Committee also considered the evaluations of the named executive officers prepared by the Chief Executive Officer and Chief Operating Officer, with the exception of the evaluation of the Chief Executive Officer, who was evaluated by the Compensation Committee and the Nominating and Corporate Governance Committee in a process facilitated by our Lead Director. These evaluations were comprehensive and focused on the significant accomplishments, individual performance levels, work quality, management skills, and opportunities for improvement for each of the named executive officers.

Performance Goals/Target Criteria

In determining compensation payouts under the annual cash incentive plan, among the factors the Compensation Committee considered were the performance goals summarized below. Some of the criteria are those for which we have given public guidance (such as net production, general and administrative expense, lease operating expenses, gathering and transportation expenses, and capital expenditures), which are reviewed over both one-year and multi-year periods. Each year, we establish threshold, target and stretch levels of performance for these criteria. Threshold levels of performance are expected to be met in normal operating circumstances and are generally at the low end of the public guidance ranges that we published in the beginning of the year. Target levels of performance are believed to be achievable with additional effort or performance and are generally at the mid-range of our public guidance. Stretch levels of performance are believed to be capable of being met with extraordinary efforts and are above our published guidance range. In some cases, our guidance may be adjusted during the year based on changes in our business, such as increased costs or commodity prices or as a result of an acquisition or disposition. In these cases, the Compensation Committee would have the discretion to modify the relationship among threshold, target, and stretch goals. To date, the Compensation Committee has not adjusted any goals when guidance has changed. The criteria included in the goals approved by the Compensation Committee for 2009, which were not weighted or prioritized, are summarized below. For those criteria for which we give public guidance, we have included the guidance range published in January 2009 and our actual 2009 results in parentheses.

•	Oil and gas production (January 2009 Guidance – 85 to 91 Bcfe; 2009 Actual – 89.7 Bcfe)

•	Lease operating expenses (“LOE”) on a unit of production basis (January 2009 Guidance – $0.60 to $0.66 per Mcfe; 2009 Actual – $0.52 per Mcfe)

•

General and administrative (“G&A”) expenses before non-cash stock-based compensation (January 2009 Guidance – $41 to $43 million; 2009 Actual – $38.2 million, as adjusted to include directors fees paid with common stock rather than cash)

•	Proved reserve additions

•	Finding and development (“F&D”) costs

•	Earnings before interest, taxes, depreciation, amortization, and exploration expenses (“EBITDAX”), calculated excluding non-cash stock-based compensation

•	Return on average capital employed (“ROACE”)

For 2009, we exceeded the stretch goals for LOE, G&A expenses, proved reserve additions, F&D costs, EBITDAX, and ROACE, and we were between the target and stretch goals for oil and gas production.

The criteria included in the goals approved by the Compensation Committee for 2010, which were not weighted or prioritized, are summarized below. For those criteria for which we give public guidance, we have included the guidance range published in January 2010.

•	Net oil and gas production (January 2010 Guidance – 97 to 100 Bcfe)

•	LOE on a unit of production basis (January 2010 Guidance – $0.57 to $0.61 per Mcfe)

•	G&A expenses on an aggregate basis, excluding non-cash stock-based compensation (January 2010 Guidance – $40 million to $43 million)

•	Proved reserve additions

•	F&D costs

•	EBITDAX, calculated excluding non-cash stock-based compensation

•	ROACE

•	Net income

•	Adjusted debt on a unit of reserves basis

Pay-for-Performance

While we review many criteria to measure performance, final compensation decisions, other than for the performance share program that we implemented in May 2007 and the new performance share program we implemented in February 2010, both of which are described below, are ultimately subjective and specific compensation levels are not based on pre-established formulas. We believe this approach for a portion of our overall compensation is appropriate because the nature of our business is such that an individual can successfully perform his or her duties but measurable goals may not be met due to circumstances outside of his or her control, such as commodity prices, outside service provider costs, regulatory delays, and other risks of the oil and gas exploration and production industry. In addition, we could perform well but an individual’s compensation may be negatively impacted if that individual’s performance is not satisfactory. We believe that, over the long term, the portion of compensation that consists of equity awards not tied to specific performance criteria still provides performance-based incentives related to increases in stock value over time and also serves as a retention device because the total value of these awards may only be realized over a four-year period if the employee continues to be employed by us over that period. We believe that equity awards are appropriate to provide incentive to our executives because equity most closely aligns executives’ interests with those of our stockholders. Also, we generally believe that, over the long-term, our stock price is a fair measure of our financial and operational performance.

On May 9, 2007, the Compensation Committee approved a performance share program (the “2007 Program”) for our officers and other senior employees granted pursuant to our 2004 Stock Incentive Plan. The 2007 Program provided that, upon achieving the goals for certain metrics, the ownership restrictions to a certain number of shares are removed for all participants in the program. Participants in this program included our named executive officers. This program was supplemented in February 2009 with a grant equal to approximately 30% of the grant made in May 2007. All outstanding shares under the 2007 Program, as supplemented in February 2009, vested by February 2010 and that program was completed. Over the life of 2007 Program, 303,774 shares were issued under the 2004 Stock Incentive Plan. Because of the success of the 2007 Program in focusing employees on operational goals, in February 2010 the Compensation Committee approved a new performance share program (the “2010 Program”). The Compensation Committee set aside 325,000 shares under our 2008 Stock Incentive Plan for this program, 41,924 of which remain available to be granted under this program to employees as approved by the Compensation Committee, including our named executive officers.

Performance Share Vesting Criteria

The following is a summary of the material terms of the 2007 and 2010 performance share programs:

•

During each year of each program, the Compensation Committee meets to approve target and stretch goals for certain operational or financial metrics that are selected by the Compensation Committee for the upcoming year and to determine whether metrics for the prior year have been met.

•

The metrics for the year ended December 31, 2007 consisted of annual production (weighted at 30%), proved reserve additions (weighted at 30%), F&D costs (weighted at 30%), and G&A expenses (weighted at 10%). The weighting of each metric was determined by the Compensation Committee. Each metric was independent so that vesting could occur for one or more metrics even if the goals were not achieved for other metrics. Also for 2007, the Compensation Committee required that a hurdle level for F&D costs be met before any of the performance shares would vest. In future years, the Compensation Committee may impose hurdle levels based on these or other metrics or may decide not to impose any hurdle levels.

•

The metrics for the year ended December 31, 2008 consisted of annual production (weighted at 30%), proved reserve additions (weighted at 30%), F&D costs (weighted at 30%), and LOE per Mcfe (weighted at 10%). Also for 2008, the Compensation Committee required that a hurdle level for F&D costs be met before any of the performance shares would vest. The LOE per Mcfe metric was substituted for the G&A metric in 2008 to focus participants in the performance share program on reducing operating expenses and improving efficiencies.

•

The metrics for the year ended December 31, 2009 consisted of F&D costs per Mcfe (weighted at 40%), adjusted debt per Mcfe of proved reserves (weighted at 30%), LOE per Mcfe (weighted at 15%), and G&A expenses (weighed at 15%). The target and stretch goals for these metrics are set forth below under “2009 Performance Metrics”. Adjusted debt is total debt with working capital adjustments divided by proved reserves. These metrics were chosen to continue to focus employees on maintaining a low cost operating strategy and to maintain a strong balance sheet in 2009.

Performance Share Grants and Vesting for 2007 Program

•

Each year for four years beginning with calendar year 2007, it was possible for up to 50% of the original shares granted pursuant to the 2007 Program to vest based on meeting performance goals as follows:

•	25% of the total grant will vest if each of the four independent metrics are met at the target level based on the assigned weighting.

•

An additional 25% of the total grant will vest for each independent metric for performance met at the stretch level (even if the shares need to come out of subsequent years’ vesting or from “rollovers” as described below).

•

If the actual results for a metric are between the target levels and the stretch levels, the vested number of shares will be adjusted on a pro rata, linear basis of the actual results compared to the target and stretch goals.

•

Shares that do not vest because a metric for a specific criterion is not met at the target level or the hurdle level is not met will roll over and will be eligible to be vested in future years of the program if one or more of the metrics set by the Compensation Committee are met.

•

On February 26, 2009, the Compensation Committee approved a supplemental grant to each participant in the 2007 Program, including our named executive officers, equal to 30% of the initial grant received by that participant in order to provide sufficient shares so that up to 50% of the performance shares initially granted to each recipient were available for vesting if all stretch goals for 2009 were met. The supplemental grant was subject to adjustment for individual participants who received grants after shares had already vested. These supplemental grants were set to expire on February 16, 2010 if they had not vested by that time.

•	All unvested shares would vest upon a change in control as provided in the 2004 Stock Incentive Plan.

•	Upon termination of employment, all unvested shares are forfeited.

•

The 2007 Program was to terminate when all shares vested or the four-year period for vesting expired. All remaining unvested shares granted under the 2007 Program vested in February 2010, and the 2007 Program terminated.

Performance Share Grants and Vesting for 2010 Program

The 2010 Program has the same four-year term and vesting provisions as the 2007 Program, except that 20% of the 2010 Program performance shares will be available for vesting solely based on the Company’s total stockholder return (“TSR”) performance compared to a peer group of companies. The following is a description of the 2010 Program:

•	Each year for four years beginning with calendar year 2010, it is possible for up to 50% of the original shares to vest based on meeting performance goals as follows:

•	25% of the total grant will vest if each of the independent metrics, including the TSR metric, are met at the target level based on the assigned weighting.

•

An additional 25% of the total grant will vest for each independent metric for performance met at the stretch level (even if the shares need to come out of the subsequent years’ vesting or from “rollovers” as described below).

•

If the actual results for a metric are between the target levels and the stretch levels, the vested number of shares will be adjusted on a pro rata, linear basis of the actual results compared to the target and stretch goals, except for the TSR metric, which is described below.

•

Shares that do not vest because a metric for a specific criterion is not met at the target level or the hurdle level is not met will roll over and will be eligible to be vested in future years of the program if one or more of the metrics set by the Compensation Committee are met.

•

In order to more closely align senior management’s compensation with stockholder return, 20% of the performances shares included in the 2010 Program are subject to vesting based on relative stockholder return. This is a new metric added for the 2010 Program and is consistent with the Compensation Committee’s objective to reinforce the concept of rewarding senior management when stockholders are rewarded. This metric was recommended by the Compensation Committee’s compensation consultant. TSR will be computed, and the determination of whether the metric has been met will be determined, as follows:

•

TSR relates to relative performance of a group of companies with similar market capitalizations that the Compensation Committee believes are competitors for investor capital investment decisions. These 15 companies (including our company) are included in the Credit Suisse Onshore U.S. Producers Mid-Sized group.

•

TSR will be calculated based on the difference between the closing stock price on the last trading day of the year as reported by the NYSE or other recognized market (adjusted for any stock splits) divided by the closing price on the last day of the previous year. TSR will also include dividends paid, if any, by assuming dividends are reinvested in the same security at the closing price of the previous day.

•	Vesting of performance shares will occur based on our TSR for each year of the 2010 Program compared to the other 14 companies as follows:

•	If our TSR is the highest or second highest of the group, vesting will be at the stretch level so that 10% of the total grant under the 2010 Program would vest.

•	If our TSR is third, fourth, or fifth highest of the group, 7.5% of the total grant under the 2010 Program would vest.

•

If our TSR is the median or higher, but less than the 10% or 7.5% vesting levels described above (i.e. sixth, seventh, or eighth highest assuming 15 total companies), vesting will be at the target level so that 5% of the total grant under the 2010 Program would vest.

•	If our TSR is below the median, no vesting occurs.

•	Other companies in the Credit Suisse Onshore U.S. Producers Mid-Sized group as of February 18, 2010 are:

•	Cabot Oil and Gas Corporation (COG)

•	Cimarex Energy Company (XEC)

•	CNX Gas Corporation (CXG)

•	Comstock Resources, Inc. (CRK)

•	Exco Resources, Inc. (XCO)

•	Forest Oil Corporation (FST)

•	Newfield Exploration Company (NFX)

•	Petrohawk Energy Corporation (HK)

•	Range Resources Corporation (RRC)

•	Quicksilver Resources Inc. (KWK)

•	SandRidge Energy, Inc. (SD)

•	Southwestern Energy Company (SWN)

•	St. Mary Land & Exploration Company (SM)

•	Ultra Petroleum Corp. (UPL)

•	On February 16, 2014, any performance shares granted pursuant to the 2010 Program that have not vested will be forfeited.

•	All unvested shares vest upon a change in control as provided in the 2008 Stock Incentive Plan.

•	Upon termination of employment, all unvested shares will be forfeited.

•

The 2010 Program will terminate when all shares have vested or the four-year period for vesting has expired. The Compensation Committee has no plans to adopt another performance share program until the 2010 Program terminates.

Performance Share Grants Summary

The following table summarizes the grants of performance shares made to the named executive officers on May 9, 2007 as part of the 2007 Program, the supplemental grants that were made on February 26, 2009 as part of the 2007 Program, and the grants made on February 9, 2010 as part of the 2010 Program:

Name and Principal Position	May 2007 Performance Share Awards (# Shares)		February 2009 Supplemental Performance Share Awards (# Shares)	February 2010 Performance Share Awards (# Shares)
Fredrick J. Barrett Chief Executive Officer (Principal Executive Officer)	25,000		7,500	37,692
Joseph N. Jaggers Chief Operating Officer and President	18,750		5,625	30,904
Robert W. Howard Chief Financial Officer (Principal Financial Officer)	14,000		4,200	15,828
Francis B. Barron Executive Vice President—General Counsel; and Secretary	11,250		3,375	11,140
R. Scot Woodall Executive Vice President—Operations	7,000	*	3,000	8,892

*	Mr. Woodall’s initial grant of performance shares was reduced to reflect that vesting of shares granted to other participants in May 2007 had already been approved.

Business Changes. The actual performance to be compared to the performance metrics will be modified with consideration to significant changes in the business such as acquisitions, divestitures, or significant changes in the annual budget that require board approval. If the performance metrics include the results of a property that is sold during the year, the metrics will be adjusted to eliminate those results. If a significant property is acquired during the year, the results from that property will not be included in the actual results for the year. The Compensation Committee will approve any adjustments to the actual results for business changes.

Rationale for Performance Metrics. The purpose of a performance share program is to encourage management to achieve goals that create stockholder value and to tie a meaningful portion of management’s compensation to Company performance. It is not intended to reward or penalize management for commodity price changes or other factors that are outside of management’s control. In the independent exploration and production (“E&P”) sector, investors typically value companies based on a combination of the following or similar measures:

•	Cash flow per share

•	Earnings per share

•	Net asset value

•	Reserve and production growth

•	Exploration results

•	F&D costs

•	Operating cost structure

•	Capital efficiencies

•	Financial discipline

With the current economic challenges, analysts and investors also are evaluating companies on the basis of financial strength and lower cost structure. Several of the performance results listed above are strongly influenced by commodity prices and general industry conditions. We do not intend to adopt performance measures that encourage speculation with respect to oil and gas prices or discourage implementation of a hedging program because it could limit exposure to increased commodity prices. The Compensation Committee also desires to limit the performance metrics to three or four objectively measured results that are strongly linked to stock performance and thus stockholder value.

The program applies performance vesting equally to all recipients of performance share grants so that the officers, managers, and senior technical professionals will participate on a pro rata basis in all performance measures, and individuals will not participate at different levels in different performance measures, thus promoting corporate alignment to the stockholders’ interests.

The program is designed so that if target goals are consistently met, the restricted shares will vest on a ratable basis over a four year period. Minimum performance must be achieved each year (i.e., achieving the target goals) for the restrictions to be lifted. Vesting may be accelerated to be less than four years if exceptional performance is achieved over a long period (i.e., achieving the stretch goals). If exceptional performance is achieved so that vesting is accelerated, the restrictions will be lifted and the associated shares transferred to the recipient without any further consideration of the original four-year cycle of the initial grant. This potential to accelerate vesting promotes an incentive to achieve performance in excess of the target goals.

2009 Performance Metrics. In February 2009, the Compensation Committee approved the performance metrics for vesting of performance shares based on 2009 performance. The Compensation Committee replaced reserve additions and production from the 2008 metrics with adjusted debt per Mcfe of proved reserves and G&A expense to focus participants on capital efficiency and financial discipline. In setting the performance metrics, the Compensation Committee considered the deteriorating economic conditions at that time. The following table summarizes the performance share target and stretch goals for 2009 as determined by the Compensation Committee as well as the actual 2009 results for these measures:

	Target Goals	Stretch Goals	2009 Actual
F&D costs (per Mcfe) (excluding the effects of price revisions or material acquisitions)	$1.59	$1.38	$1.24
% of original grant shares subject to vesting	10%	20.0%	20.0%

Adjusted debt (per Mcfe) (excluding the effects of price revisions or material acquisitions)	$0.47	$0.43	$0.36
% of original grant shares subject to vesting	7.5%	15.0%	15.0%

LOE (per Mcfe)	$0.59	$0.56	$0.52
% of original grant shares subject to vesting	3.75%	7.5%	7.5%

G&A (millions) (excluding non-cash stock compensation)	$39.9	$38.5	$38.3
% of original grant shares subject to vesting	3.75%	7.5%	7.5%

For 2009, the target goals for this program were computed in a two-step process. First, a preliminary target was determined based on normal expectations of our performance for the year. A stretch goal was selected based on what would be perceived to be extraordinary performance by the Company and, where a metric was the same as published guidance, the stretch goal exceeded our published guidance. For purposes of determining the performance share target goals for 2009, the preliminary target amounts were increased by 25% of the difference between the preliminary target and the stretch goals. The Compensation Committee may set the target amounts in a different manner in future years of the program.

Performance Share Vesting Based on 2009 Results. We achieved the stretch goals for all 2009 performance share measures as summarized in the above table. As a result, all remaining unvested shares under the 2007 Program vested on February 16, 2010 for those participants who remained employees on that date.

2010 Performance Metrics. In February 2010, the Compensation Committee approved the performance metrics for vesting of performance shares based on 2010 performance. The Compensation Committee replaced adjusted debt per Mcfe of proved reserves with production growth, combined LOE and G&A expenses into one measure and added relative TSR. In setting the performance metrics, the Compensation Committee considered the commodity price outlook, business and market conditions as of February 2010, and continued its focus on the future success of the Company, and, through the TSR, more closely aligning senior management’s compensation with stockholder return.

For 2010, the Compensation Committee believes it is important to demonstrate the Company’s ability to continue production growth while aligning capital expenditures with cash flow, maintaining a strong balance sheet, and managing costs to the lowest possible level. The Compensation Committee believes the performance measures chosen are aligned with our stockholders’ interests and will provide incentive to senior management to achieve these objectives. Therefore, in 2010, the Compensation Committee is assigning a 30% weighting to the F&D costs criteria due to the importance of maintaining discipline in our capital spending. The remaining weighting is split between production growth with a 30% weighting, cost control measures (combined LOE and G&A expenses) at a 20% weighting, and TSR at a 20% weighting.

Compensation Consultants and Benchmarking Surveys

In its consideration of the appropriate methods, levels, and allocations of compensation for our officers, the Compensation Committee receives data from specialist compensation research and consultant firms about compensation practices and levels of compensation used by other companies within the oil and gas industry. During its meetings in February 2008, 2009, and 2010, the Compensation Committee reviewed prior year executive compensation, determined prior year bonuses and current year officer salaries and equity awards and approved the calculations of vesting of performance shares based on our prior year performance. The Compensation Committee reviewed industry data for executive and other employee positions compiled by Effective Compensation, Inc. (“ECI”), a compensation research firm, in connection with its compensation determinations at its February 2008, 2009, and 2010 meetings. We reviewed data concerning the 50th percentile of cash compensation by the ECI surveyed companies in order to be competitive and also made subjective adjustments to compensation of individual employees based on their performance, level of responsibility, and compensation of employees in similar positions or levels of management.

The Compensation Committee engaged Hewitt Associates LLC (“Hewitt”) in 2010 to review the Company’s compensation practices compared to the practices of other independent oil and gas exploration and production companies. The Compensation Committee engaged Hewitt to provide an outside perspective on the Company’s practices and to provide suggestions for improving the Company’s practices.

Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Executive Vice President—General Counsel were involved in gathering data about our compensation practices, discussing peer companies with the Compensation Committee, providing suggested performance metrics for approval by the Compensation Committee, and responding to questions from the Compensation Committee and Hewitt. In February 2010, the Chief Executive Officer recommended to the Compensation Committee the salary, bonus, and equity compensation levels of officers other than the Chief Executive Officer. After considering the information described in this compensation discussion and analysis, including information provided by ECI and Hewitt and the recommendations of our executive officers as well as current economic conditions, the Compensation Committee determined the levels and allocation of compensation among cash (salary and bonus) and equity (stock options and performance share awards) for our Chief Executive Officer and other officers. For decisions made in the February 2010 meetings, the Compensation Committee agreed with the recommendations for officer compensation other than the compensation of the Chief Executive Officer, which was independently determined by the Compensation Committee.

Peer Group

ECI compiled data on the compensation levels of 119 independent exploration and production companies, including us, that participated in the ECI 2009 Oil and Gas Industry Compensation Survey. In addition to individual performance criteria and position-specific considerations, in connection with its deliberations in February 2010, the Compensation Committee considered the compensation data included in that survey in determining compensation for executive officers and other senior level employees.

Discussion of Compensation Elements and Performance Criteria

Base Salary

As described above under “—Elements of Compensation”, executive officer salaries are reviewed by the Compensation Committee on an annual basis and are set for individual executive officers based on subjective evaluations of each individual officer’s performance, our company’s performance, and a comparison to salary ranges for executives holding comparable positions at other independent oil and gas exploration and production companies. Through these criteria, the Compensation Committee and management believe that base salaries are set in a manner that is both competitive and reasonable within our industry and that allow us to attract and retain qualified executives in the face of competition from other independent oil and gas exploration and production companies. Due to the economic crisis and the need to maintain discipline for G&A expenses in 2009, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Executive Vice President—General

Counsel, recommended in February 2009 that their salaries not be increased. Based on these considerations, at the February 2008, 2009, and 2010 meetings, the Compensation Committee set the following annual salaries for the named executive officers:

Name	2008 Annual Salary	% Increase Over Prior Year	2009 Annual Salary	% Increase Over Prior Year	2010 Annual Salary	% Increase Over Prior Year
Fredrick J. Barrett	$410,000	9.3%	$410,000	0%	$435,000	6.1%
Joseph N. Jaggers	$389,146	8.7%	$389,146	0%	$404,712	4.0%
Robert W. Howard	$298,925	8.7%	$298,925	0%	$310,882	4.0%
Francis B. Barron	$266,315	8.7%	$266,315	0%	$276,968	4.0%
R. Scot Woodall	$278,200	7.0%	$285,155	2.5%	$302,264	6.0%

Mr. Barrett’s salary increase in 2010 was a larger percentage than other named executive officers because Mr. Barrett’s salary is below the ECI 50th percentile for E&P Chief Executive Officers’ salaries. Mr. Woodall’s salary increase was larger than the other named executive officers except for Mr. Barrett due to his promotion to Executive Vice President—Operations.

Annual Incentive Compensation

Bonuses

The Compensation Committee believes that cash bonuses are an appropriate way to reward strong corporate and individual performance. The Compensation Committee considers on an annual basis whether to pay cash bonuses to some or all of our employees, including our executive officers. The Compensation Committee approves the total amount of bonuses to all employees and the individual bonuses to each executive officer. In February 2008, 2009, and 2010, the Compensation Committee approved the payment of bonuses to our executive officers based on 2007, 2008, and 2009 performance, respectively, including the achievements discussed above under “—Compensation Target Criteria”, and individual performance and benchmarking analysis. While the Compensation Committee considers these factors, the bonuses are awarded at the discretion of the Compensation Committee, and the specific bonus levels are not subject to pre-established or fixed goals or formulas. However, in the future the Compensation Committee may make a portion of bonuses for named executive officers subject to pre-established or fixed goals. Our reasons for this approach are described above under “—Pay-for-Performance”. The amounts of these bonuses appear below in the “Summary Compensation Table” under the column “Bonus”.

Equity Awards

The Compensation Committee grants stock options and restricted stock to officers and other employees as a means of providing long-term incentives to our employees and as a retention tool. The Compensation Committee believes that stock option and restricted stock grants create incentives for increased performance by our employees, including our executive officers, by providing the opportunity for executive officers and other employees to receive added compensation as a result of increases in the value of our common stock. Any increases in the value of our common stock would also benefit all stockholders, thereby aligning our employees’ interests with those of our stockholders. The exercise price for our stock options is the fair market value of our common stock on the date those options are granted. See “Timing of Equity Awards” below.

Decisions concerning the granting and amounts of stock option and restricted stock awards are made based on the employment level of the individual or the area in which the person works in order to provide appropriate incentives. The criteria used to determine amounts are similar to those used in making decisions concerning cash bonus awards as discussed in the previous section. In considering data concerning equity award practices of our peers, the Compensation Committee also reviewed data provided by ECI for a subset of the participants consisting of medium-sized exploration and production companies (revenues of $125 million to $750 million). Our equity awards also have vesting requirements to enhance employee retention and to provide incentive to increase stockholder value over a multi-year period. The Compensation Committee approved option or restricted stock grants to all new employees, including new officers, during 2007, 2008, and 2009. All previously hired employees already held options. Therefore, all current employees hold stock or stock options. In February 2008, 2009, and 2010, the Compensation Committee approved the issuance of stock options to our officers and senior managers and restricted stock to certain of our other employees. The awards vest 25% on each of the first four anniversaries of the date of grant. As described above under “Pay-For-Performance”, the Compensation Committee approved performance share programs for officers and senior managers in 2007 and 2010. For additional information concerning equity awards, see “Timing of Equity Awards” below.

401(k) Retirement Savings Plan

We do not have a defined benefit pension plan. We maintain an employee retirement savings plan, the 401(k) Plan, to provide an additional means of attracting and retaining qualified employees by providing tax-advantaged opportunities for employees to save for retirement or future events. Under the 401(k) Plan, we will contribute on behalf of each employee 100% of the contribution made by that employee, up to a maximum Company contribution of 6% of the employee’s gross salary and cash bonus for a particular pay period. One-half of our matching contribution is paid in cash and one-half is paid in our common stock. All contributions to the 401(k) Plan are immediately vested. Participation in the 401(k) Plan is at the discretion of each individual employee, and the Compensation Committee is not involved in the administration of the 401(k) Plan. The named executive officers participate in the 401(k) Plan on the same basis as all other employees.

Deferred Compensation

In February 2010, the Compensation Committee approved a non-qualified deferred compensation plan for our executive officers and certain other employees. The plan, which becomes effective on April 3, 2010, is intended to assist in the retention and recruitment of senior level employees by providing a competitive retirement benefit. The deferred compensation plan is a “401(k) overlay” program that matches 6% of compensation above Internal Revenue Code Section 415 limits ($245,000 in 2010) with the flexibility to provide additional compensation deferral options. Initially, the named executive officers as well as all other officers and four other employees are eligible to participate in the plan. Pursuant to the plan, participants may defer up to 90% of their salaries and bonuses after reaching the Section 415 limit. In total, we will match the deferred amount up to 6% of the participant’s cash salary and bonus. The Compensation Committee has the discretion to discontinue the match if business conditions warrant. All amounts deferred and matched under the plan vest immediately. The deferred amounts are payable to the participants at a time pre-selected by the participants, which can include separation from employment, death or disability, a change in control of the Company, or a set in-service date. The amount of the payouts will be tied to actual investment returns for mutual funds chosen by the participants from a group of mutual funds selected by the plan committee.

Severance and Change in Control Agreements

Our named executive officers and other officers and senior managers are covered by change in control severance protection agreements. We believe these agreements allow us to be more competitive with other independent oil and gas exploration and production companies in attracting and retaining our executive officers and other officers and senior managers. Estimates of the payments that would be made using various assumptions and a summary of the material terms of these agreements for senior vice presidents and above, including the named executive officers (collectively, the “Senior Officers”), are included below under “Payments Upon Termination and Change in Control”.

Other Compensation

Our named executive officers receive health and life insurance benefits, transportation expense reimbursement of up to $75 per month, commuter bus and train passes, and reimbursement of a portion of health club dues on the same terms as all other Denver-based employees.

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits our ability to deduct compensation of more than $1 million that is paid to certain individuals, paid under our compensation plans and arrangements. During 2009, two executive officers exceeded the $1 million threshold due to the vesting of restricted stock during the year, including performance shares granted in May 2007 that do not qualify to be excluded from the calculation of compensation under Section 162(m). The performance shares granted in February 2010 were made pursuant to our 2008 Stock Incentive Plan and will qualify to be excluded from the calculation of compensation under Section 162(m). See “Pay for Performance” above. The Compensation Committee believes this compensation in excess of the Section 162(m) threshold is appropriate because the cash compensation for these individuals was below $1 million, vesting for a portion of restricted stock held by these executives was based on the Company’s meeting previously approved performance targets, and the total compensation was at a level competitive with other independent oil and gas exploration and production companies. In addition, a portion of the restricted shares that vested for one executive whose compensation exceeded the threshold was originally granted to recruit that executive to join our company.

Stock Ownership Guidelines

We do not have formal stock ownership guidelines for officers, directors, or other employees. We believe that awarding restricted stock and stock options provides appropriate alignment of interests of management with our stockholders without the need for formal stock ownership guidelines or requirements. The number of shares of our common stock beneficially owned by our named executive officers is shown below in “Beneficial Owners of Securities”.

Timing of Equity Awards

Our Compensation Committee has adopted a policy of granting equity awards at regular quarterly meetings of the Compensation Committee and to consider any annual grants of equity awards to officers and employees in the first quarter of each year so that the compensation information can be included in our Annual Report on Form 10-K or proxy statement. These annual grants typically are made in February after we issue a press release in January containing the production for the prior year, year end reserves for the prior year and guidance on capital expenditures, production, LOE, gathering and transportation expense, and G&A expenses (excluding non-cash stock-based compensation expense) for the coming year. In January and February 2010, prior to the meeting of the Compensation Committee in February 2010 where equity awards were granted, we issued a press release, filed Current Reports on Form 8-K, and conducted a live webcast of an investor presentation in which we provided estimated 2009 revenues, our 2010 plans and guidance, and other information and responded to investors’ questions. Before making equity grants, the Compensation Committee seeks to confirm with management that there is no material nonpublic information that it needs to consider in making grant decisions. Awards for new employees, other than executive officers, may be granted at the regular quarterly meetings of the Compensation Committee or on a monthly basis by a subcommittee of the Compensation Committee that constitutes the Option Committee under our 2002 Stock Option Plan, 2003 Stock Option Plan, 2004 Stock Incentive Plan, and 2008 Stock Incentive Plan consisting of any two or more members of the Compensation Committee. Awards for new executive officers are required to be made at a meeting of the Compensation Committee, called for that purpose, or at other regularly scheduled meetings of the Compensation Committee. Awards are not made by written consent.

The exercise price of options granted under our 2004 Stock Incentive Plan is equal to the closing price of our common stock on the New York Stock Exchange on the trading day immediately preceding the date of grant. This provision of the 2004 Plan complies with the manner of determining fair market value in connection with the granting of incentive stock options under the Internal Revenue Code and applicable regulations, which allows the board of directors of a company to determine fair market value using any reasonable valuation method. We believe using the closing price on the day before the date of grant is appropriate so the Compensation Committee knows what the exercise price will be for the awards it is approving. Our 2002 Stock Option Plan, 2003 Stock Option Plan, and 2008 Stock Incentive Plan provide that the exercise price cannot be less than the closing price on the date of grant, which also complies with the requirements of the Internal Revenue Code.

Risk Assessment

The Compensation Committee believes that its approach to choosing performance metrics and target and stretch performance levels, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe our overall compensation program provides a reasonable balance between short and long-term objectives, which help mitigate the risk of excessive risk-taking in the short term. Further, with respect to our incentive compensation programs, the metrics that determine vesting for our performance shares are company-wide metrics only. In addition, the performance criteria reviewed by our Compensation Committee in determining cash bonuses are company-wide, and our Compensation Committee uses its subjective judgment in setting bonus levels for our officers. This is based on the Compensation Committee’s belief that applying company-wide metrics encourages decision making that is in the best long-term interests of the Company and our stockholders as a whole. The multi-year vesting of our equity awards and our use of a combination of performance shares and options for executive compensation discourage excessive risk-taking and properly accounts for the time horizon of risk.

Summary Compensation Table

The following table sets forth the compensation of our chief executive officer, our chief financial officer and each of our next three most highly compensated executive officers serving as of December 31, 2009 (we refer to these five individuals, collectively, as the named executive officers) for the fiscal years ended December 31, 2009, 2008, and 2007. We do not have any non-equity incentive plans, pension plans, or nonqualified deferred compensation plans for the past three fiscal years. Therefore, we have not included columns for non-equity incentive plans, changes in pension value, or changes in nonqualified deferred compensation earnings in the table below. For additional information concerning the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Fredrick J. Barrett	2009	$410,000	$390,000	$62,950	$900,144	$16,380	$1,779,474
Chairman; and Chief	2008	$410,000	$410,000	$201,301	$733,789	$16,091	$1,771,181
Executive Officer (Principal Executive Officer)	2007	$368,539	$375,000	$348,844	$729,390	$15,190	$1,836,963

Robert W. Howard	2009	$298,925	$275,011	$35,252	$631,172	$16,380	$1,256,740
Chief Financial Officer; and Treasurer (Principal Financial Officer) (4)	2008	$298,925	$275,011	$112,729	$489,193	$15,851	$1,191,709
	2007	$207,308	$247,500	$391,553	$1,584,708	$13,619	$2,444,688

Joseph N. Jaggers	2009	$389,146	$389,146	$47,212	$816,023	$16,380	$1,657,907
Chief Operating Officer; and President	2008	$389,146	$389,146	$150,976	$672,640	$15,851	$1,617,759
	2007	$352,923	$358,000	$261,633	$547,045	$15,040	$1,534,641

Francis B. Barron	2009	$266,315	$239,683	$28,327	$491,436	$16,380	$1,042,141
Executive Vice President—General Counsel; and Secretary (5)	2008	$266,315	$239,683	$90,585	$403,584	$15,851	$1,016,018
	2007	$241,539	$220,500	$156,980	$328,228	$15,040	$962,287

R. Scot Woodall	2009	$285,155	$210,000	$25,180	$457,359	$16,380	$994,074
Executive Vice President—Operations (6)	2008	$278,200	$190,000	$80,520	$325,376	$16,091	$890,187

(1)	The amount includes the fair value of stock awards on the date of grant as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, formerly Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”). The 2007 and 2008 values were recalculated from the amounts shown in prior Proxy Statements to reflect the grant date fair value, as required by SEC rules effective for 2010. The grant date fair value of the performance-based awards included in this column is based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential values for 2009 for those performance-based awards are as follows: Mr. Barrett –$244,750; Mr. Howard – $137,060; Mr. Jaggers – $183,563; Mr. Barron – $110,138; Mr. Woodall –$97,900. For the assumptions made in determining fair values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The amounts disregard the estimate of forfeitures related to service-based vesting conditions.
(2)	Reflects the total fair value of stock options on the date of grant as calculated in accordance with FASB ASC Topic 718. The 2007 and 2008 option values were recalculated from the amounts shown in prior Proxy Statements to reflect the grant date fair value, as required by SEC rules effective for 2010. For the assumptions made in determining fair values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The amounts shown disregard the estimate of forfeitures related to service-based vesting conditions.

(3)	Includes the following amounts of our 401(k) matching contributions for the years indicated, which amounts were paid one-half in cash and one-half in our common stock:

	401(k) Matching Contributions
	2007	2008	2009
Fredrick J. Barrett	$13,500	$13,800	$14,700
Robert W. Howard	$12,439	$13,800	$14,700
Joseph N. Jaggers	$13,500	$13,800	$14,700
Francis B. Barron	$13,500	$13,800	$14,700
R. Scot Woodall	$7,800	$13,800	$14,700

(4)	Mr. Howard became our Chief Financial Officer in March 2007.
(5)	Mr. Barron served as our Chief Financial Officer from November 2006 until March 2007.
(6)	Mr. Woodall first became a named executive officer with respect to the year ended December 31, 2008.

Grants of Plan-Based Awards Granted During 2009

During 2009, we granted stock options to the named executive officers, which are summarized below. We do not have non-equity incentive plans. Therefore, we have not included the columns for those types of plans in the table below. For additional information concerning the compensation paid to our named executive officers, including grants of equity awards, see “Compensation Discussion and Analysis” above.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)

		Threshold (#)	Target (#)	Maximum (#)
Fredrick J. Barrett
2008 Incentive Plan	2/10/2009					84,000	$23.45	$23.45	$900,144
2004 Incentive Plan	2/26/2009		6,250	12,500					$62,950	(4)

Robert W. Howard
2008 Incentive Plan	2/10/2009					58,900	$23.45	$23.45	$631,172
2004 Incentive Plan	2/26/2009		3,500	7,000					$35,252	(4)

Joseph N. Jaggers
2008 Incentive Plan	2/10/2009					76,150	$23.45	$23.45	$816,023
2004 Incentive Plan	2/26/2009		4,688	9,375					$47,212	(4)

Francis B. Barron
2008 Incentive Plan	2/10/2009					45,860	$23.45	$23.45	$491,436
2004 Incentive Plan	2/26/2009		2,813	5,625					$28,327	(4)

R. Scot Woodall
2008 Incentive Plan	2/10/2009					42,680	$23.45	$23.45	$457,359
2004 Incentive Plan	2/26/2009		2,500	5,000					$25,180	(4)

(1)	These equity awards consist of supplemental performance share grants made in February 2009 as described above under “Compensation Discussion and Analysis—Compensation Philosophy and Objectives of Compensation Programs—Pay-for-Performance—Performance Share Grants Summary.” These equity awards also consist of the remaining shares under the initial performance grant made in May 2007 for which the performance goals were established in February 2009. Both awards were made pursuant to our 2004 Stock Incentive Plan. In accordance with that Plan, the value of restricted stock awards is equal to the closing price of our common stock on the trading day before the date of grant. The date of grant is the later of the date the Compensation Committee approves the grant or the date the recipient becomes an employee.
(2)	The equity awards issued in 2009 were granted pursuant to our 2008 Stock Incentive Plan. In accordance with that Plan, the exercise price of options is equal to the closing price of our common stock the date of grant. The date of grant is the later of the date the Compensation Committee approves the grant or the date the recipient becomes an employee.
(3)	The amounts in the Grant Date Fair Value of Stock and Option Awards column were determined in accordance with FASB ASC Topic 718. For additional information concerning our application of FASB ASC Topic 718, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(4)	The amounts in the Grant Date Fair Value of Stock and Option Awards column associated with the performance share grants represent the grant date fair value based upon the probable outcome of the performance conditions estimated at the date of grant.

Outstanding Equity Awards at December 31, 2009

The following table contains information with respect to the named executive officers concerning outstanding equity awards at December 31, 2009.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Fredrick J. Barrett
2002 Option Plan—Tranche A	59,641				$25.00	12/09/2011
2004 Incentive Plan	50,000				$25.00	12/09/2011
2004 Incentive Plan	30,000	10,000	(1)		$35.28	02/22/2013
2004 Incentive Plan	37,500	37,500	(9)		$30.42	02/16/2014
2004 Incentive Plan	15,000	45,000	(5)		$42.83	02/16/2015
2008 Incentive Plan		84,000	(3)		$23.45	02/16/2016
2004 Incentive Plan							975	(2)	$30,332
2004 Incentive Plan							5,000	(8)	$155,550
2004 Incentive Plan							7,500	(10)	$233,325

Robert W. Howard
2004 Incentive Plan	77,500	77,500	(11)		$32.31	03/30/2014
2004 Incentive Plan	10,000	30,000	(5)		$42.83	02/16/2015
2008 Incentive Plan		58,900	(3)		$23.45	02/16/2016
2004 Incentive Plan							3,000	(12)	$93,330
2004 Incentive Plan							2,800	(8)	$87,108
2004 Incentive Plan							4,200	(10)	$130,662

Joseph N. Jaggers
2004 Incentive Plan	168,750	56,250	(7)		$27.96	07/10/2013
2004 Incentive Plan	28,125	28,125	(9)		$30.42	02/16/2014
2004 Incentive Plan	13,750	41,250	(5)		$42.83	02/16/2015
2008 Incentive Plan		117,400	(3)		$23.45	02/16/2016
2004 Incentive Plan							8,942	(6)	$278,186
2004 Incentive Plan							3,750	(8)	$116,663
2004 Incentive Plan							5,625	(10)	$174,994

Francis B. Barron
2004 Incentive Plan	11,970				$25.00	12/09/2011
2004 Incentive Plan	18,750	6,250	(1)		$35.28	02/22/2013
2004 Incentive Plan	16,875	16,875	(9)		$30.42	02/16/2014
2004 Incentive Plan	8,250	24,750	(5)		$42.83	02/16/2015
2008 Incentive Plan		45,860	(3)		$23.45	02/16/2016
2004 Incentive Plan							800	(2)	$24,888
2004 Incentive Plan							2,250	(8)	$69,998
2004 Incentive Plan							3,375	(10)	$104,996

R. Scot Woodall
2004 Incentive Plan	17,500	17,500	(13)		$33.79	04/09/2014
2004 Incentive Plan	2,250	6,750	(5)		$42.83	02/16/2015
2004 Incentive Plan	4,000	12,000	(4)		$46.91	02/16/2015
2008 Incentive Plan		42,680	(3)		$23.45	02/16/2016
2004 Incentive Plan							7,500	(14)	$233,325
2004 Incentive Plan							2,000	(8)	$62,220
2004 Incentive Plan							3,000	(10)	$93,330

(1)	These options were granted on February 22, 2006 and vest 25% on the first four anniversaries of the date of grant.
(2)	These nonvested equity shares of common stock were granted on February 22, 2006 and vest 25% on the first four anniversaries of the date of grant.
(3)	These options were granted on February 10, 2009 and vest 25% on each of February 16, 2010, 2011, 2012 and 2013.
(4)	These options were granted on February 22, 2008 and vest 25% on each of February 16, 2009, 2010, 2011 and 2012.
(5)	These options were granted on February 11, 2008 and vest 25% on each of February 16, 2009, 2010, 2011 and 2012.
(6)	These nonvested equity shares of common stock were granted on July 10, 2006 and vest 25% on the first four anniversaries of the date of grant.
(7)	These options were granted on July 10, 2006 and vest 25% on the first four anniversaries of the date of grant.
(8)	These nonvested performance shares were granted to the named executive officers on May 9, 2007 (February 11, 2008 with respect to Mr. Woodall). Vesting is contingent upon meeting certain operational and financial metrics that are selected by the Compensation Committee for each year in a four-year performance period, commencing in 2007 and ending in 2010. The performance shares contingently vest each year depending on the level at which the performance goals are achieved. Each year during the four year period, it is possible for up to 50% of the original shares to vest based on meeting the performance goals. Based upon the Company’s performance and goals that were met in previous years, 80% of the performance shares had vested, and 20% remained available for future performance vesting. As of December 31, 2009, the performance conditions related to the remaining shares were satisfied, and, as a result, 20% of the original grant was eligible for vesting. However, such shares remained subject to a time-based vesting requirement through February 16, 2010. The number of performance shares granted to Mr. Woodall and subject to vesting was adjusted to reflect that his performance shares were granted after the first year’s vesting had been approved for 30% of the performance shares granted to other participants in the performance share program.
(9)	These options were granted on February 16, 2007 and vest 25% on the first four anniversaries of the date of grant.
(10)	These nonvested performance shares were granted to the named executive officers on February 26, 2009. As mentioned in footnote (8) above, only 20% of the initial performance grant made on May 9, 2007 remained available for vesting. As a result, the Compensation Committee approved a supplemental performance grant on February 26, 2009 equal to 30% of the initial performance grant in order to provide sufficient shares so that up to 50% of the performance shares initially granted would be available for vesting if all of the performance goals for 2009 were met. As of December 31, 2009, all of the performance conditions were satisfied, and the entire grant was eligible for vesting. However, such shares remained subject to a time-based vesting requirement through February 16, 2010.
(11)	These options were granted on March 30, 2007 and vest 25% on the first four anniversaries of the date of grant.
(12)	These nonvested equity shares of common stock were granted on March 30, 2007 and vest 25% on the first four anniversaries of the date of grant.
(13)	These options were granted on April 9, 2007 and vest 25% on the first four anniversaries of the date of grant.
(14)	These nonvested equity shares of common stock were granted on April 9, 2007 and vest 25% on the first four anniversaries of the date of grant.

Option Exercises and Stock Vested in 2009

The following table contains information with respect to the named executive officers concerning option exercises and vesting of restricted stock during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fredrick J. Barrett	—	$—	13,475	$307,220
Robert W. Howard	—	$—	8,500	$195,865
Joseph N. Jaggers	—	$—	18,316	$449,020
Francis B. Barron	—	$—	6,655	$149,265
R. Scot Woodall	—	$—	8,750	$208,138

Payments Upon Termination or Change in Control

The following table summarizes estimated payments that would be payable to our named executive officers assuming that their employment terminated on December 31, 2009 within one year following a change in control pursuant to the “double trigger” provisions of our severance protection agreements, as described below. No payment would be required in the event of a voluntary termination (other than for good reason, in which event the payments summarized below would apply), a termination by us or our successor for cause or a termination by us before a change in control (unless the termination was within 30 days prior to the change in control in anticipation of the change in control, in which event the payments summarized below would apply). According to the terms of our equity plans and the grants of options and shares pursuant to those plans, the vesting of those grants automatically accelerates upon a change in control notwithstanding the double trigger provisions of the severance protection agreements.

Potential Payments Upon Termination After

A Change In Control

Name	Severance Payment (3 times salary and bonus) ($)	Value of Accelerated Equity Grants ($) (1)	Estimated Tax “Gross Up” Payment ($) (2)	Lump Sum Payment for Benefits ($) (3)	Lump Sum for Outplacement Services ($)	Total Estimated Benefit ($)
Fredrick J. Barrett	2,522,500	1,088,522	1,024,373	78,724	7,500	4,721,619
Robert W. Howard	1,751,701	762,274	724,307	59,512	7,500	3,305,294
Joseph N. Jaggers	2,373,791	1,349,745	—	78,724	7,500	3,809,760
Francis B. Barron	1,544,627	562,813	586,410	78,724	7,500	2,780,074
R. Scot Woodall	1,476,792	715,804	588,640	78,724	7,500	2,867,460

(1)	Assuming the acceleration of unvested options and restricted stock grants, including performance shares, held at December 31, 2009 based on the closing price of our common stock on the New York Stock Exchange on December 31, 2009, the last trading day at our last fiscal year, of $31.11 per share.
(2)	If an excise tax is imposed pursuant to Internal Revenue Code Section 4999 on the severance payments and the value of accelerated equity grants calculated pursuant to applicable Internal Revenue Code rules, a “gross up” payment is made to the named executive officers to reimburse the excise tax and income tax payable on that amount.
(3)	Based on the cost to provide benefits on December 31, 2009.

The following is a summary of the material terms of the change in control severance protection agreements for our chief executive officer, chief operating officer, chief financial officer, executive vice presidents, and senior vice presidents (the “Senior Executive Officers”), including the named executive officers:

•

The agreements have a “double trigger” so that they are triggered when there is both a change in control of the Company, and the person’s employment is terminated within one year after the change in control other than a termination by the Company for cause or by the Senior Executive Officer without good reason. We believe that providing severance benefits in this situation is appropriate in order to ensure that our Senior Executive Officers are committed to completing a transaction that may be in the best interests of our stockholders without such Senior Executive Officer’s being concerned with his or her job security. In the event both triggers occur, Senior Executive Officers will receive:

•

A severance payment equal to three times the Senior Executive Officer’s highest cash compensation, including bonus, paid during a consecutive 12 month period in any of the three years preceding the termination. This amount is payable in a lump sum.

•	Payment of a lump sum amount equivalent to the cost to continue all life, disability, accident, and health insurance, or reasonably equivalent benefits, for 36 months after termination.

•	Payment of $7,500 for outplacement services to assist the Senior Executive Officer in obtaining new employment.

•

An additional amount, or a tax “gross up” payment, equal to the amount, if any, of excise and related income tax payable by Senior Executive Officers under the golden parachute provisions of the Internal Revenue Code. The payment of this “gross up” amount is intended to provide the Senior Executive Officer with the full amount of the severance payment determined under the agreement.

•

Our stock incentive plans for all employees provide for accelerated vesting of all unvested stock options and accelerated lapsing of all restrictions on restricted stock grants upon the occurrence of the change in control, regardless of whether the officer or employee is terminated.

•

Upon termination of employment for any reason and not only after a change in control, the Senior Executive Officer will not solicit any of our employees for a period of one year after the termination of the Senior Executive Officer’s employment.

•	The agreements also contain a requirement that the Senior Executive Officer keep our nonpublic information confidential.

Generally, pursuant to the agreements, a change in control is deemed to occur if any of the following occurs:

•	Someone acquires 30% or more of our common stock;

•

The individuals who are members of our Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board unless approved by a vote of at least two-thirds of the then Incumbent Board;

•	We consummate a merger, consolidation, or reorganization, unless certain circumstances are met;

•	Our complete liquidation or dissolution; or

•	The sale or other disposition of all or substantially all of our assets.

Generally, a termination by the employee for “good reason” requires the following:

•	Assignment to the employee of duties inconsistent with, or a substantial alteration in the nature of, the employee’s responsibilities in effect immediately prior to the change in control;

•

A reduction in either the employee’s salary or target bonus (if a target bonus has been established for the employee) as each is in effect on the date of a change in control, or the discontinuance or material adverse alteration of any material pension, welfare or fringe benefit enjoyed by the employee on the date of a change in control;

•

Relocation of the employee’s place of employment to any place in excess of 50 miles from the employee’s place of employment immediately prior to the change in control without the employee’s written consent;

•	Material breach by us of the change in control agreement that is not cured in the appropriate period; or

•	Failure by us to have our obligations under the change in control agreement assumed by any successor company.

Generally, “cause” means:

•

If the officer is party to an employment agreement or similar agreement with us and that agreement includes a definition of cause, the definition contained in that agreement applies (no officers currently have employment or similar agreements).

•	If no employment or similar agreement exists, it means:

•	The officer’s failure to perform the duties reasonably assigned to him or her;

•	Our good faith finding of the officer’s dishonesty, gross negligence, or misconduct;

•	A material breach by the officer of any of our written employment policies or rules; or

•	The officer’s conviction for, or his or her plea of guilty or nolo contendere to, a felony or any other crime which involves fraud, dishonesty, or moral turpitude.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our Restated Certificate of Incorporation, Bylaws, and applicable law.

Director Compensation

Until April 1, 2010, our directors who are not our employees (“Outside Directors”) received an annual retainer of $40,000 payable quarterly and a meeting attendance fee of $1,000 for each Board and committee meeting attended. The Chair of the Audit Committee received an additional annual retainer of $15,000 and a meeting attendance fee of $1,000 for substantive meetings with management and our independent auditors; the Chair of the Compensation Committee received an additional annual retainer of $10,000; and the chairs of other committees receive an additional annual retainer of $5,000. Beginning April 1, 2010, our Outside Directors receive an annual retainer of $50,000 payable quarterly and a meeting attendance fee of $1,000 for each Board and committee meeting attended. Also beginning on April 1, 2010, the Chair of the Audit Committee received an additional annual retainer of $25,000 and no longer will receive a meeting attendance fee for substantive meetings with management and our independent auditors, and the Chair of the Compensation Committee and the chairs of other committees receive an additional annual retainer of $10,000. Also beginning April 1, 2010, the Lead Director receives an annual retainer of $5,000 payable in quarterly installments. Upon their initial election and on January 1 of each year, Outside Directors also receive options to purchase 10,000 shares of our common stock with an exercise price equal to the fair market value of the common stock on the trading day before the election of the new Outside Director or the date of grant. All of these options vest 25% on each of the first four anniversaries of the date of grant and expire on the seventh anniversary of the date of grant. After April 1, 2010, option grants to new Outside Directors will be prorated so that they receive 10,000 options if elected or appointed during the first quarter of our fiscal year, 7,500 options if elected during the second quarter of our fiscal year, 5,000 options if elected during the third quarter of our fiscal year, and 2,500 options if elected during the fourth quarter of our fiscal year. All directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. Outside Directors may elect to receive their fees in the form of our common stock, issued pursuant to our 2004 Stock Incentive Plan. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the NYSE on the last trading day of the quarter, will be delivered to each Outside Director who elected before that quarter to receive shares in payment of the director fees.

During 2009, the non-management directors received the following compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
James M. Fitzgibbons	$—	$56,956	$104,917	$161,873
Randy A. Foutch	$—	$59,940	$104,917	$164,857
Jim W. Mogg	$—	$66,961	$104,917	$171,878
Edmund P. Segner, III	$22,000	$—	$163,938	$185,938
Randy I. Stein	$76,000	$—	$104,917	$180,917
Michael E. Wiley	$—	$65,445	$104,917	$170,362

(1)	Represents the dollar amount of director fees that were paid in the form of our common stock. After each quarter, shares with a value equal to the fees payable for that quarter, calculated using the closing price on the NYSE on the last trading day of the quarter, are delivered to the directors who elected before that quarter to receive shares in payment of the director fees.
(2)	The amounts in the Option Awards column represent the fair value of the option awards as determined on the date of grant in accordance with FASB ASC Topic 718. For the assumptions made in determining fair values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The amounts disregard the estimate of forfeitures related to service-based vesting conditions. As of December 31, 2009, each director held the following number of total outstanding options: Mr. Fitzgibbons, 50,000; Mr. Foutch, 40,000; Mr. Mogg, 30,000; Mr. Segner, 10,000; Mr. Stein, 50,000; and Mr. Wiley, 50,000.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Fitzgibbons, Mogg, Segner, and Wiley, all of whom are non-employee directors. None of these individuals has ever been an officer or employee of our company. In addition, none of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or on our Compensation Committee.

Interests of Management and Others in Certain Transactions

The following is a discussion of transactions between us and our officers, directors, and stockholders owning more than 5% of the outstanding shares of our common stock since January 1, 2009.

Jeffrey A. Harris, a director until May 2009, is a member and serves as a Managing Director at Warburg Pincus LLC. Mr. Harris initially was nominated as a director pursuant to a stockholders’ agreement and Series B stock purchase agreement relating to the sale of Series B preferred stock in 2002, pursuant to which an affiliate of Warburg Pincus purchased 22,000,000 shares of Series B preferred stock for $5.00 per share for a total purchase price of $110,000,000. Until March 11, 2010, entities related to Warburg Pincus LLC owned more than 5% of our common stock.

Registration Rights Agreement with Series B Preferred Stock Investors

On March 28, 2002, we entered into a registration rights agreement with the holders of our Series B preferred stock that purchased 51,000,000 shares pursuant to a stock purchase agreement dated March 28, 2002. Pursuant to the registration rights agreement, we have agreed to register, under certain circumstances, the 23,370,233 shares of our common stock (“registrable securities”), which they received upon conversion of their Series B preferred stock immediately prior to the completion of our initial public offering. The holders that currently may exercise registration rights consist of Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Private Equity X, L.P. and related entities that held more than 5% of our shares of common stock until March 11, 2010.

Demand Registration Rights. Each stockholder that is the holder of (1) more than 10% of our then outstanding common stock, (2) common stock with an aggregate current market value of at least $50,000,000 or (3) stockholders holding at least 60% of the shares of our common stock has the right to require us by written notice to register a specified number of shares in accordance with the Securities Act of 1933 and the registration rights agreement. Each qualified holder has the right to request up to five registrations on Form S-3, minus any demand registration rights exercised prior to that date. Nevertheless, in no event shall more than one demand registration occur during any six-month period or within 120 days after the effective date of a registration statement, provided that no demand registration may be prohibited for that 120-day period more than once in any 12-month period.

Piggy-back Registration Rights. If we propose to file a registration statement under the Securities Act of 1933 with respect to an offering of common stock (subject to certain exceptions), whether or not for our own account, then we must give at least 30 days’ notice prior to the anticipated filing date to all holders of registrable securities to allow them to include a specified number of their shares in that registration statement. We will be required to maintain the effectiveness of that registration statement until the earlier of 120 days after the effective date and the consummation of the distribution by the participating holders.

Conditions and Limitations; Expenses. The registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with a demand registration or a registration on Form S-3, regardless of whether a registration statement is filed or becomes effective.

Management Rights Agreement

We have entered into a management rights agreement with each of Warburg Pincus Private Equity VIII, L.P. and certain other entities that purchased our Series B preferred stock pursuant to the stock purchase agreement. Under the terms of this agreement, each of these investors is entitled to (1) consult with and advise us on significant business issues, (2) examine our records, subject to customary confidentiality restrictions on the use of such information, and (3) be notified of and attend all meetings of the Board in a non-voting advisory capacity and receive all materials distributed to Board members. The parties to the management rights agreement do not receive compensation under the agreement. Each respective agreement will terminate upon the date on which the relevant investor owns less than 5% of our capital stock. The last management rights agreement that was in effect, which was with Warburg Pincus Private Equity VIII, L.P. and related entities, terminated on March 11, 2010 when the shares held by those entities fell below 5% of our common stock.

Approval of Related Party Transactions

We have not formally adopted any policies or procedures for approval of related party transactions. However, related party transactions are strongly discouraged. All proposed related party transactions are disclosed to our Board and are considered on a case-by-case basis.

Relationships of Officers and Directors

Fredrick J. Barrett, our Chief Executive Officer, Chairman of the Board and a director, is the brother of Terry R. Barrett, our Senior Vice President—Rockies Exploration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent stockholders under Section 16(a) were timely filed during the year ended December 31, 2009, except one report on Form 4 for each of Randy I. Stein, a current director, and Philippe S.E. Schreiber, a former director, reporting one transaction concerning the automatic grant of stock options on January 1, 2009 as part of their director compensation was filed late.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Committee has reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

The Audit Committee also has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended and as superseded by Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP such independent accountants’ independence. No services, other than audit and audit-related services, were performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2009. The Audit Committee believes that the provision of those services by Deloitte & Touche LLP to the Company and its subsidiaries is compatible with maintaining the principal auditors’ independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Respectfully submitted,

Randy I. Stein, Chair

James M. Fitzgibbons

Randy A. Foutch

Edmund P. Segner, III

Code of Business Conduct and Ethics

On October 25, 2005, the Board of Directors adopted our Code of Business Conduct and Ethics governing business conduct and relevant actions of our officers, directors, employees, and certain other persons who have relationships or dealings with us. The Code of Business Conduct and Ethics includes our code of ethics for senior financial management. The Code of Business Conduct and Ethics also sets forth procedures for reporting concerns about accounting, auditing, internal controls, financial, or other matters. The Code of Business Conduct and Ethics also provides a mechanism for reporting any written concerns or questions. Any concerns submitted on an anonymous basis related to financial matters will be directed to the Audit Committee, while any questions relating to any other matter will be directed to our legal counsel or human resources department. A current copy of the Code of Business Conduct and Ethics is posted on our website at www.billbarrettcorp.com and a printed copy may be obtained by sending a request to our Corporate Secretary at our corporate headquarters. Any amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller (or persons performing similar functions) is required to be approved by the Audit Committee, will be disclosed in accordance with the relevant rules and regulations of the SEC and will be posted on our website.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Deloitte & Touche LLP, 555 Seventeenth Street, Suite 3600, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the year ending December 31, 2010. Services provided to us by Deloitte & Touche LLP during 2009 are described under “Fees to Independent Auditors” below. The Audit Committee has considered the audit fees and other fees paid to Deloitte & Touche LLP, as discussed below, and has determined that the payment of such fees is compatible with maintaining the independence of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be given the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

Although ratification by the stockholders is not required by law, the Board has determined that it is desirable to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of financial controls and reporting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interest of us and our stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2010 requires the affirmative vote of a majority of the votes cast affirmatively or negatively.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Fees to Independent Auditors

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for its audit of our annual financial statements, its review of our quarterly financial statements, and the audit of our internal controls as required under the Sarbanes-Oxley Act of 2002, for the years 2008 and 2009 were $615,000 and $605,000, respectively.

Audit-Related Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of audit or review of our financial statements for the years 2008 and 2009 were $76,000 and $123,000, respectively. The 2008 fees were incurred in connection with the review of documents with regard to our consideration of financing options and our convertible debt offering in March 2008 and the review of the Registration Statement on Form S-8 filed in July 2008 with regard to our 2008 Stock Incentive Plan. The 2009 fees were incurred in connection with the review of documents with regard to our senior notes offering in July 2009 and the review of the Form S-3 related to our shelf registration.

Tax Fees

Not applicable.

All Other Fees

Not applicable.

Audit Committee Pre-Approval

Our Audit Committee Charter provides that either (i) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent auditor, subject to de minimis exceptions for other than audit, review, or attest services that are approved by the Audit Committee prior to completion of the audit; or (ii) that the engagement of the independent auditor be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved all of Deloitte & Touche LLP’s fees for audit services in 2008 and 2009. Except as indicated above, there were no fees other than audit and audit-related fees for 2008 and 2009, and Deloitte & Touche LLP performed all the services described above with its full time permanent employees.

PROPOSAL NO. 3—AMENDMENT AND RESTATEMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

On November 19, 2009, our Board of Directors approved, upon the recommendation of the Nominating and Corporate Governance Committee, an amended and restated version of our Restated Certificate of Incorporation that would declassify our Board of Directors and provide for the annual election of all directors, subject to obtaining the requisite approval from our stockholders at the 2010 annual meeting of stockholders.

Our Restated Certificate of Incorporation currently provides that our Board of Directors be divided into three classes, each of which serves for staggered three-year terms. Our Board of Directors previously viewed the classified structure of the Board as benefiting our stockholders by promoting continuity and stability in the management of our business and affairs, encouraging directors to take a long-term perspective, and reducing the Company’s vulnerability to coercive takeover tactics. While our Board of Directors still believes these are important benefits, the Board recognizes the benefit of providing stockholders an annual opportunity to express in a meaningful way their satisfaction or dissatisfaction with the actions of the Board. The Board has also considered our stockholders’ approval, by a majority vote, of the stockholder proposal included in our 2009 proxy statement, which requested that the Board take the steps necessary to eliminate the classified structure of the Board and to provide that all directors be elected annually in a manner that does not affect the unexpired terms of the previously elected directors.

After careful deliberation, our Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, to propose that our stockholders approve to amend and restate our Restated Certificate of Incorporation to declassify our Board of Directors and provide that all directors be elected annually. If this proposal is approved by our stockholders, each director who has been elected to a three-year term prior to the filing of the Amended and Restated Certificate of Incorporation, including each director elected at the 2010 annual meeting, will complete his three-year term. Thereafter, such director or his successor will be elected to one-year terms. Beginning with the 2013 annual meeting, all directors will stand for election annually.

In connection with this proposal, our Board of Directors also approved certain other conforming amendments to our Restated Certificate of Incorporation, subject to stockholder approval. These conforming amendments include an amendment to permit the removal of directors, with or without cause. This provision is required under Delaware law for corporations that do not have classified boards or cumulative voting for directors. In light of these conforming amendments, we are proposing to amend and restate the Restated Certificate of Incorporation in its entirety, and the substantive changes are reflected in the proposed form of Amended and Restated Certificate of Incorporation attached to this proxy statement as Appendix A. For your convenience, the attached form of Amended and Restated Certificate of Incorporation is marked to indicate the proposed amendments.

In addition, the Board of Directors has approved conforming amendments to our Bylaws, subject to stockholder approval of the Amended and Restated Certificate of Incorporation. The amendments to our Bylaws do not require stockholder approval.

The affirmative vote of the holders of at least 80% of the voting power of all of our outstanding shares of common stock is required for approval of this proposal to amend and restate our Restated Certificate of Incorporation to declassify the Board and provide for the annual election of all directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. PROXIES WILL BE VOTED “FOR” THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

PROPOSAL NO. 4—STOCKHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTING

The following proposal was submitted for inclusion in this proxy statement by Mr. Gerald Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, (303) 355-1199. Mr. Armstrong has advised us that he owns 100 shares of our common stock.

Stockholder Proposal. The following resolution was submitted by Mr. Armstrong:

“That the shareholders of BILL BARRETT CORPORATION request its Board to take the steps necessary so that each shareholder voting requirement in our articles and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws.”

Supporting Statement. The following statement was submitted by Mr. Armstrong in support of his resolution. The Board of Directors of Bill Barrett Corporation disagrees with Mr. Armstrong’s assertions as set forth below under “Board of Directors Recommendation and Statement.”

“The proponent of this proposal presented proposals in the last two annual meetings to declassify terms of the directors from three years to one year and require all directors to be elected annually. In each of the annual meetings, the proposal passed although strongly opposed by management.

Recently, the proponent was advised that the Board would be recommending adoption of an amendment in the 2010 annual meeting to declassify the terms of directors. In order for this to be approved, it would require a super-majority of the shares—that is eighty percent (80%).

While one step to improved corporate governance practices is appreciated, it may not be sufficient in the overall picture of good governance practices.

Appropriately, the proponent is presenting a proposal to require the directors to recognize a simple-majority vote. It appears that within the board meetings, a simple majority vote is binding upon all matters but in shareholder meetings, the rules change.

Under the current system, a 1% majority can frustrate the will of the 79% shareholder majority as the super-majority requirements (80%) may be nearly impossible to attain. Arguably, super-majority requirements are used to block initiatives supported by most shareholders but opposed by management.

During 2009, this proposal topic received from 74% to 80% at the following corporations:

Weyerhauser Company

Alcoa

Waste Management, Inc.

FirstEnergy Corp.

McGraw Hill, Inc.

Macy’s, Inc.

In 2008, the proposal was passed at:

Eli Lilly & Co.

Lowe’s Corporation

Amgen, Inc.

Whirlpool Corporation

Lear Corp.

Liz Claiborne, Inc.

The Council of Institutional Investors www.cii.org recommends adoption of the simple majority voting standard.

Please encourage our board to respond favorably to this proposal by voting “FOR” this resolution.”

Board of Directors Recommendation and Statement.

The Board of Directors unanimously recommends that stockholders vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that this proposal concerning simple majority voting is not in the best interests of the Company and its stockholders. Under the Company’s governing documents and Delaware law, nearly all matters submitted to our stockholders for approval require the approval of a simple majority of the votes cast. As permitted under Delaware law, the Company’s Restated Certificate of Incorporation, which was approved by stockholders in December 2004, and the Company’s Bylaws provide that certain actions taken by stockholders require more than a simple majority vote, including: (i) removal of directors, (ii) amendment of the Restated Certificate of Incorporation and Bylaws, and (iii) amendment of certain provisions of the Company’s Restated Certificate of Incorporation relating to the calling of special stockholder meetings, advance notice provisions for stockholder nominations of directors and stockholder business at stockholder meetings, restrictions on stockholder action by written consent, board classification, director liability, and other corporate governance matters related to Board management and elections.

These supermajority voting requirements relate to fundamental elements of our corporate governance. They have been included in our Restated Certificate of Incorporation for many years, have been previously approved by our stockholders, and are commonly included in the corporate charters and bylaws of many publicly-traded Delaware companies. In general, these provisions are designed to provide minority stockholders with a measure of protection against changes in corporate governance and other self-interested actions by one or more large stockholders. Contrary to Mr. Armstrong’s assertion, holders of at least 20% of the Company’s common stock, not a diminimus 1%, would be required to vote against an amendment to our certificate of incorporation to prevent such amendment.

The Board of Directors also believes that there are important reasons for requiring a broad consensus of the stockholders to amend certain fundamental governance provisions in the Company’s Restated Certificate of Incorporation and Bylaws. For example, if the proposal submitted by the proponent were implemented it could become possible for a small number of very large stockholders, whose interests may diverge from those of our other stockholders, to approve an amendment to the Company’s Restated Certificate of Incorporation or Bylaws and change the size or composition of the current Board, allowing such stockholders to exercise control over the Company. Additionally, the provisions not allowing stockholders to call a special meeting of stockholders or acting by written consent are meant to protect the interests of all stockholders and help create long-term stockholder value in all circumstances. These provisions encourage potential acquirers to deal directly with the Board of Directors, which in turn provides the Board of Directors greater leverage to negotiate the best possible return for all stockholders in fulfillment of the directors’ fiduciary duties.

In addition, the Board of Directors is subject to fiduciary duties under Delaware law to act in a manner that it believes to be in the best interests of the Company and all of its stockholders. Stockholders, on the other hand, do not have the same fiduciary duties as directors. As a result, a single stockholder or a group of stockholders acting in concert may act in their own self-interests to the detriment of other stockholders. Accordingly, these supermajority voting requirements are necessary to safeguard the long-term interests of the Company and its stockholders.

Importantly, the supermajority voting requirements in the Restated Certificate of Incorporation and Bylaws do not preclude changes to the Company’s organizational documents. Rather, they help to ensure that broad stockholder support exists before significant changes to the Company’s corporate and governance structure can be implemented.

The Board of Directors is committed to good corporate governance and will continue to consider whether changes to the Company’s Restated Certificate of Incorporation and Bylaws are appropriate and in the bests interests of the stockholders and the Company. As an example of our continued efforts to improve corporate governance, the Board of Directors has adopted, and is recommending to stockholders for approval in this proxy statement, amendments to the Company’s Restated Certificate of Incorporation to eliminate the Company’s current classified board structure and provide for the annual election of all directors (see Proposal No. 3). The Board of Directors made this recommendation after the Nominating and Corporate Governance Committee, consisting solely of independent directors, considered the vote of stockholders on the stockholder proposal made at the May 2009 annual meeting of stockholders. The Board of Directors did not consider this action previously because it did not believe it was in the stockholders’ best interests and, contrary to Mr. Armstrong’s statement in support of this year’s proposal, his proposal in 2008 was not approved by stockholders at the May 2008 annual meeting.

For the reasons set forth above, the Board of Directors believes that the implementation of the proposal at this time would not serve the best interests of our stockholders or our company.

A vote in favor of this proposal is an advisory recommendation to the Board of Directors.

Vote Required. Approval of this proposal requires an affirmative vote of the holders of at least a majority of the votes cast affirmatively or negatively.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that are to be presented at the annual meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the annual meeting, the stockholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment. See “Proposals By Individual Stockholders; Discretionary Authority To Vote Proxies” below.

PROPOSALS BY INDIVIDUAL STOCKHOLDERS;

DISCRETIONARY AUTHORITY TO VOTE PROXIES

In order to be considered for inclusion in our proxy statement and form of proxy relating to the next annual meeting of stockholders following the end of our 2010 fiscal year, proposals by individual stockholders must be received by us no later than December 6, 2010. Stockholder proposals also must comply with certain SEC rules and regulations.

Proposals that are not included in our proxy statement will be considered timely and may be presented at next year’s annual meeting only if the advance notice provisions of our Bylaws are satisfied. To be considered timely, proposals by stockholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. A stockholder must also comply with certain other provisions of our Bylaws. A description of the procedures that must be followed by stockholders submitting proposals to nominate directors is described in greater detail above under “Proposal No. 1—Election of Directors.” For a copy of our Bylaws, please check our website at www.billbarrettcorp.com (click on Corporate Governance under Investor Relations) or contact our Corporate Secretary at 1099 18 th Street, Suite 2300, Denver, Colorado 80202.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the SEC’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any stockholder of record who shares an address with another stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge and/or request future delivery of separate materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100. Likewise, any stockholder of record who shares an address with another stockholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100.

AVAILABILITY OF REPORTS ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 TO ANY OF OUR STOCKHOLDERS OF RECORD, OR TO ANY STOCKHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON MARCH 15, 2010. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO OUR CORPORATE SECRETARY, BILL BARRETT CORPORATION, 1099 18th STREET, SUITE 2300, DENVER, COLORADO 80202, (303) 293-9100.

This notice and proxy statement are sent by order of the Board of Directors.

Dated: April [ ], 2010	Francis B. Barron Corporate Secretary

* * * * *

Appendix A

PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BILL BARRETT CORPORATION

Bill Barrett Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 29, 2002 under the name Bill Barrett Corporation.

2. This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation of the Corporation.

3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and 245 of the Delaware General Corporation Law.

4. The Certificate of Incorporation of the Corporation is hereby restated, integrated and further amended to read in its entirety as follows:

FIRST: The name of the corporation is Bill Barrett Corporation (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 225,000,000, consisting of 150,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”), and 75,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).

B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation. Pursuant to the authority conferred by this Article Fourth, the following series of Preferred Stock have been designated, each such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference:

Exhibit A: Series A Junior Participating Preferred Stock

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or otherwise.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.

C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors shall be fixed from time to time exclusively by the ~~board~~Board of ~~directors~~Directors pursuant to a resolution adopted by a majority of the Whole Board. ~~The directors~~At each annual meeting of stockholders commencing with the 2011 annual meeting of stockholders, the directors whose terms shall then expire, other than those who may be elected by the holders of any series of Preferred Stock, shall be ~~divided into three classes, with the term of office of the first class to expire at the 2005 annual meeting of stockholders, the term of office of the second class to expire at the 2006 annual meeting of stockholders and the term of office of the third class to expire at the 2007 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire (other than directors elected by the holders of any series of Preferred Stock) shall be~~ elected for a one-year term ~~of office to expire~~expiring at the ~~third~~next succeeding annual meeting of stockholders ~~after their election, with each director to~~. Directors (or such directors’ successors) whose terms expire at the 2011 annual meeting of stockholders shall be elected to hold office for a one-year term expiring at the 2012 annual meeting of stockholders; directors (or such directors’ successors) whose terms expire at the 2012 annual meeting of stockholders shall be elected to hold office for a one-year term expiring at the 2013 annual meeting of stockholders; and directors (or such directors’ successors) whose terms expire at the 2013 annual meeting of stockholders shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of stockholders. A director shall hold office until his or her successor shall have been duly elected and qualified, ~~and if~~subject to his or her prior death, resignation, retirement, disqualification or removal from office. If authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders). Prior to the 2013 annual meeting of stockholders, ~~and~~ directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. After the 2013 annual meeting of stockholders, directors so chosen shall serve for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

C. At any meeting of the Board of Directors, a majority of the total number of the Whole Board shall constitute a quorum for all purposes. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors.

D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation. Except as provided in such advance notice provision, the Bylaws shall not contain any provision imposing director qualifications.

E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, ~~but only for~~with or without cause ~~and,~~ only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class~~.~~; provided, however, that no director serving the remaining portion of a multi-year term may be removed during such multi-year term except for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The capitalized terms in this Article NINTH shall have the meanings ascribed to them below in paragraph C of this Article NINTH.

A. The Corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any member of the Series B Group (as defined below) participates or desires or seeks to participate in and that involves any aspect of the oil and natural gas business or industry (each, a “Business Opportunity”) other than a Business Opportunity that (i) is presented to a Series B Nominee solely in such person’s capacity as a director of the Corporation and with respect to which no other member of the Series B Group (other than a Series B Nominee) independently receives notice or otherwise identifies such Business Opportunity or (ii) is identified by the Series B Group solely through the disclosure of information by or on behalf of the Corporation (each Business Opportunity other than those referred to in clauses (i) or (ii) are referred to as a “Renounced Business Opportunity”). No Member of the Series B Group, including any Series B Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation, and any member of the Series B Group may pursue a Renounced Business Opportunity.

B. Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have consented to these provisions. For avoidance of doubt, such deemed consent shall not constitute the admission or agreement of such Person that such Person or a member of the Series B Group (x) shall have an obligation to communicate or offer to the Corporation a Business Opportunity referred to in clause (i) or (ii) of the first sentence of paragraph (a) of this ARTICLE NINTH or (y) may not pursue such Business Opportunity.

C. As used in this ARTICLE NINTH, the following definitions shall apply:

(i) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

(ii) “Person” means an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee-executor, administrator, nominee or entity.

(iii) “Series B Group” means Warburg Pincus Private Equity VIII, L.P., GS Capital Partners 2000, L.P., and JP Morgan Partners, any Affiliate of Warburg Pincus Private Equity VIII, L.P., GS Capital Partners 2000, L.P., or JP Morgan Partners (other than the Corporation and its subsidiaries), any Series B Nominee, and any portfolio company in which Warburg Pincus Private Equity VIII, L.P., GS Capital Partners 2000, L.P., JP Morgan Partners or any of their Affiliates have an equity investment (other than the Corporation).

(iv) “Series B Nominee” means any officer, director, partner, employee or other agent of Warburg Pincus Private Equity VIII, L.P., GS Capital Partners 2000, L.P., or JP Morgan Partners or any Affiliate of Warburg Pincus Private Equity VIII, L.P., GS Capital Partners 2000, L.P., or JP Morgan Partners (other than the Corporation or its subsidiaries) who serves as a Director of the Corporation.

TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend or repeal this Article TENTH, Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.

IN WITNESS WHEREOF, the undersigned hereby signs this Amended and Restated Certificate of Incorporation on this      day of                     , 2010.

BILL BARRETT CORPORATION

By:
Name:	Francis B. Barron
Title:	Executive Vice President—General Counsel and Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

BILL BARRETT CORPORATION	INTERNET
http://www.proxyvoting.com/bbg
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

69117

▼ FOLD AND DETACH HERE ▼

						Please mark your votes as indicated in this example			☒
1. Election of each of the following Class II director to hold office until the annual meeting of stockholders to be held in the year 2012 and each of the following Class III directors to hold office until the annual meeting of stockholders to be held in the year 2013, and thereafter until his successor is duly elected and has qualified:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS	2.	Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐
				3.	Proposal to amend and restate our certificate of incorporation to provide for the annual election of all directors.	☐	☐	☐

Class II Director				4.

Stockholder proposal requesting that the Board of Directors take the steps necessary so that each stockholder voting requirement in our certificate of incorporation and bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in compliance with applicable law.

						☐	☐	☐
01 William F. Owens	☐	☐	☐

Class III Directors
02 Randy A. Foutch
03 Joseph N. Jaggers
04 Edmund P. Segner, III
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.
*Exceptions						Mark Here for Address Change or Comments SEE REVERSE			☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Bill Barrett Corporation account online.

Access your Bill Barrett Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Bill Barrett Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• Make address changes

• View certificate history	• Obtain a duplicate 1099 tax form

• View book-entry information	• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at https://materials.proxyvote.com/06846N

▼    FOLD AND DETACH HERE    ▼

PROXY	PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

BILL BARRETT CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Bill Barrett Corporation (the “Corporation”) hereby appoints Fredrick J. Barrett and Francis B. Barron, or either of them, or                                      (stockholders may strike the person(s) designated by the management of the Corporation and insert the name and address of the person(s) to vote the proxy and mail the proxy to the named proxy holder(s)) as proxies with full power of substitution to vote or otherwise represent all the shares of the undersigned with all of the powers which the undersigned would possess if personally present and voting such shares at the Annual Meeting of Stockholders of the Corporation, to be held at The Ritz-Carlton Denver, Ballroom, 1881 Curtis Street, Denver, Colorado 80202, on May 13, 2010 at 9:30 a.m. (Denver time), or any adjournments thereof, on the following matters. The undersigned hereby revokes any proxy previously given with respect to such shares.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Unless contrary instructions are given, the shares represented by this proxy will be voted FOR each of the nominees set forth in Item 1, FOR Item 2, FOR Item 3, and AGAINST Item 4, and, in the discretion of the proxy holders, on any other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof. This proxy is solicited on behalf of the Board of Directors of Bill Barrett Corporation.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
(Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

69117